Exhibit 4.15

EXECUTION COPY

STOCK PURCHASE AGREEMENT

Among

TOMKINS INDUSTRIES, INC.,

DEXTER AXLE COMPANY,

and

DEXTER AXLE ACQUIROR COMPANY

Dated as of September 27, 2012

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Exhibit 2.6     Net Working Capital

-iv-

SCHEDULES

Schedule	Title
1.1(a)	Capital Leases

1.1(b)	Permitted Liens

2.7	Withholding

3.2	Jurisdiction

3.4	No Conflict

3.5	Governmental Authorities; Consents

3.6	Capitalization

3.7(a)	Financial Statements

3.7(b)	Indebtedness

3.8	Undisclosed Liabilities

3.9	Absence of Certain Changes

3.10	Litigation and Proceedings

3.12(a)	Contracts

3.12(b)	Changes in Relationships

3.13(a)(i)	Company Benefit Plans

3.13(a)(ii)	Seller Benefit Plans

3.14(a)	Labor Relations

3.14(b)	Employment and Severance Agreements

3.15(a)	Taxes

3.16	Authorizations

3.17	Real Property

3.18(a)	Intellectual Property

-v-

SCHEDULES

3.18(d)	Non-Infringement

3.18(h)	Third Party Rights to Company Intellectual Property

3.19	Compliance with Environmental Laws, Environmental Permits, Environmental Actions, Environmental Orders

3.20	Brokers’ Fees

3.21	Suppliers

3.22	Customers

3.23	Product Warranty

3.25	Sufficiency of Assets

3.26	Insurance

3.27	Affiliate Transactions

4.3	No Conflict

4.5	Governmental Authorities; Consents

4.7	Brokers’ Fees

5.1	Conduct of Business

5.4(a)	Excluded Products

5.5(a)	Surviving Affiliate Transactions

5.5(b)	Contracts and Assets Assigned to Company

5.5(c)	Contracts and Assets Assigned to Seller

5.5(d)	Shared Contracts

6.2(a)	Collective Bargaining Agreements

6.8	Surety Bond Replacement

7.4(i)	Asset Allocation

10.2(a)(vii)	Indemnified Actions

10.4(b)	Workers Compensation Reserves

-vi-

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 27, 2012, is entered into by and among Tomkins Industries, Inc., a corporation organized under the laws of the State of Delaware (“Seller”), Dexter Axle Company, a corporation organized under the laws of the State of Delaware (“Company”), and Dexter Axle Acquiror Company, a corporation organized under the laws of the State of Delaware (“Acquiror”). Seller, Company and Acquiror are each herein referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Company, through certain subsidiaries, is engaged in the design, manufacture, distribution and sale of (i) trailer axle, brake and suspension assemblies and related replacement parts and components and (ii) vents, fans, range hoods and entrance and access doors for trailers and recreational vehicles, in each case for use in the industrial and utility trailer, towable recreational vehicle and specialty heavy duty trailer markets in North America and, solely with respect to clause (i), the manufactured housing market in North America (the “Business”);

WHEREAS, Seller is the record and beneficial owner of all of the issued and outstanding capital stock of Company (the “Shares”); and

WHEREAS, the Parties desire that, at the Closing (as defined below), Seller shall sell and transfer to Acquiror, and Acquiror shall purchase from Seller, all of the Shares upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the premises and the mutual promises contained herein, and the respective representations, warranties, covenants and agreements set forth in this Agreement, the receipt of sufficiency are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Accounts Receivable” means all accounts receivable, bills receivable and trade accounts of Company and its Subsidiaries and any other amount due to Company or any of its Subsidiaries, including any refunds and rebates receivable, and the benefit of all security, guarantees and other collateral held by Company or any of its Subsidiaries, recorded as receivable in the books and records in accordance with GAAP.

“Action” means any claim, action, suit, audit, assessment, hearing, charge, complaint, demand or arbitration or any proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise; provided that such Person shall be deemed an Affiliate for only so long as such control exists. As used in this definition, “control”, “controlled by” and “under common control with” means possession, directly or indirectly, of power to direct or cause the direction of management or policies of such Person (whether through ownership of securities or other partnership or ownership interests, as trustee, personal representative or executive or by Contract or otherwise); provided that in any event, any Person which owns directly, indirectly or beneficially 50% or more of the securities having voting power for the election of directors or other governing body of a corporation or 50% or more of the partnership interests or other ownership interests of any other Person will be deemed to control such Person.

“Antitrust Authority” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission.

“Applicable Accounting Principles” means GAAP, applied in a manner consistent with past practice of Company during the relevant time periods; provided that if past practice of Company conflicts with GAAP, than GAAP shall be used; provided, further, that to the extent that any of the principles, policies and methodologies used in determining an item included in Net Working Capital is inconsistent with GAAP, such principles, policies and methodologies shall be used in determining such item in the determination of Net Working Capital.

“Asbestos Containing Products” means any products manufactured, sold or distributed by Company or any of its Subsidiaries prior to the Closing which contain asbestos.

“Asbestos Claim” shall mean any and all past, present and future claims, demands, actions (direct or indirect), suits, proceedings, notices of partial or total responsibility, whether presently known or unknown, that seek monetary, compensatory, punitive or statutory damages, declaratory judgment, injunctive relief, equitable relief, medical monitoring, or any other form of relief whatsoever, on account of alleged bodily injury, personal injury, fear of future injury, medical monitoring, mental injury or anguish, emotional distress, shock, sickness, disease, loss of consortium, any other illness or condition or death arising from alleged, potential or actual exposure of any type or nature whatsoever to an Asbestos Containing Product; provided that any such exposure or bodily injury is directly related to or arising from an Asbestos Containing Product. The term “Asbestos Claim” also includes claims or suits alleging in whole or in part exposure to an Asbestos Containing Product in addition to any other substance, chemical, pollutant, waste, or material of any nature as well as claims that involve, in whole or in part, alleged exposure to Asbestos Containing Products relating to or arising out of or from the installation, removal, manufacture, distribution, manipulation, sale, re-sale, existence or presence (whether on premises owned or controlled by Company or any of its Subsidiaries or otherwise) in an Asbestos Containing Product, either alone or in combination with any other substance; provided that any such exposure or bodily injury is directly related to or arising from an Asbestos Containing Product. “Asbestos Claim” also includes any derivative Action made by, or on behalf of any Person in respect of the exposure of another Person to asbestos or any Asbestos Containing Product; provided that any such exposure or bodily injury is directly related to or arising from an Asbestos Containing Product.

“Auditor” means an internationally recognized accounting firm mutually agreed to by the Parties that does not provide material accounting, auditing or tax services to any of the Parties.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Closing Date Payment” means the amount required to be paid pursuant to Section 2.4.

“Commitment Letter” means the Debt Financing Commitment Letters and the Equity Financing Commitment Letter.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) medical, surgical, health care, hospitalization, dental, vision, retiree, health care reimbursement, life insurance, death, disability, severance, sickness or accident, legal services, dependent care, dependent care reimbursement, on-site day care facilities, sick child care, cafeteria, flexible spending account, adoption assistance, tuition assistance, or transportation benefit (whether or not included as an employee benefit plan under Section 3(3) of ERISA); (iii) pension, profit-sharing, stock bonus, retirement, or deferred compensation benefit (whether or not tax qualified and whether or not included as an employee benefit plan under Section 3(3) of ERISA); (iv) bonus, incentive, stock option, stock appreciation right, phantom stock or stock purchase benefit; or (v) salary continuation, supplemental unemployment, vacation or holiday benefit (whether or not included as an employee benefit plan under Section 3(3) of ERISA) which, in each case, is sponsored, maintained, contributed to or required to be contributed to by Company or any of its Subsidiaries or covers any current or former director, officer, employee or consultant of Company or any of its Subsidiaries; provided, however, that such terms shall not include (a) workers’ compensation insurance, (b) directors’, officers’ and employees’ liability insurance and (c) any Seller Benefit Plan which is sponsored or maintained by the Seller and to which Company or any of its Subsidiaries contribute or are required to contribute.

“Company Intellectual Property” means all Intellectual Property that is owned by Company or its Subsidiaries, or used in or related to the operation of the Business.

“Company Releasee” means (i) any direct or indirect holder of equity interests or securities in Company (whether limited or general partners, members, stockholders or otherwise) and (ii) any director, officer or employee of (a) Company or (b) any Person who controls Company.

“Contract” means any legally binding contract, agreement, instrument, arrangement, subcontract, lease or purchase order.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Financing Commitment Letters.

“Debt Financing Commitment Letters” means the debt commitment letters delivered to Company and Seller on the date of this Agreement, as amended, supplemented or replaced in compliance with this Agreement, pursuant to which the financial institutions party thereto have agreed to provide or cause to be provided, subject to the terms and conditions set forth therein, the financing set forth therein for the purposes of financing a portion of the transactions contemplated by this Agreement, including the Closing Date Payment.

“Debt Financing Documents” means the credit agreements, mezzanine note purchase agreements and any related agreements (including security agreements) pursuant to which the Debt Financing will be governed.

“Environmental Laws” means any and all applicable common law and foreign, U.S. federal, state or local laws, statutes, ordinances, rules or regulations relating to Hazardous Materials, occupational health and safety, or the pollution or protection of the environment (including natural resource damages).

“Environmental Release” means any discharge, emission, spilling, leaking, pumping, pouring, injecting, dumping, burying, leaching, migrating, abandoning or disposing into or through the environment of any Hazardous Material, including the abandonment of barrels, containers and other closed receptacles containing any Hazardous Material.

“Equity Financing” means the equity financing incurred or to be incurred pursuant to the Equity Financing Commitment Letter.

“Equity Financing Commitment Letter” means the equity financing commitment letter delivered to Company and Seller on the date of this Agreement between Dexter Axle Holding Company, a Delaware corporation and parent of Acquiror, and Sterling Group Partners III, L.P. and Sterling Group Partners III (Parallel), L.P. (each, an “Equity Investor”), as amended, supplemented or replaced in compliance with this Agreement, pursuant to which such Equity Investors have committed to indirectly invest or cause to be invested in the equity capital of Acquiror the amount set forth therein for the purposes of financing the transactions contemplated by this Agreement, including the Closing Date Payment.

“ERISA” means the Employee Retirement Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to Company, any other entity, trade or business that is, as of the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes Company, or that is, as of the relevant time, a member of the same “controlled group” as Company pursuant to Section 4001(a)(14) of ERISA.

“Excluded Information” means all electronic and written communications, books, records, documents, advice, notes and other information and material relating to, or containing information relating to, the transactions contemplated by this Agreement (including, without limitation, negotiating strategy, issues, opinions, advice, terms, conditions, offers received from prospective purchasers and any information relating to such offers), which were prepared, sent or received prior to the Closing by and between, to and from, or among Company, its Subsidiaries, Seller, and/or any of the advisors of Company and/or Seller (including, legal, accounting, tax and financial advisors), other than Excluded Information made available to Acquiror and/or its advisors prior to the Closing by Seller and/or its advisors.

“Final Order” means a Governmental Order as to which the time to file an appeal, or a motion for rehearing or reconsideration, has expired and no such appeal or motion is pending.

“Financing” means the Equity Financing and the Debt Financing.

“GAAP” means the generally accepted accounting principles of the United States of America as in effect as of the date of the completion of audit of the Audited Financial Statements, applied in a consistent manner.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency, instrumentality, court or tribunal or any arbitrator or arbitral body.

“Governmental Order” means any award, decision, ruling, order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant or chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl or (vi) any other substance, material or waste, in each case, that is regulated under any Environmental Law as a “pollutant,” “deleterious substance,” “toxic substance,” “hazardous substance” or “hazardous waste.”

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income, Profits or Gains” means income, profits, gains or any other similar standard or measure for the purposes of any Tax and (i) references to Income, Profits or Gains earned, accrued or received on or before a particular date (including the Closing Date) shall include Income, Profits or Gains deemed or treated for Tax purposes as earned, accrued or received on or before that date and (ii) references to Income, Profits or Gains earned, accrued or received by any Person shall include Income, Profits or Gains deemed or treated for Tax purposes as earned, accrued or received by such Person.

“Indebtedness” means, with respect to any Person, without duplication, all liabilities and obligations of such Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or other similar instruments, (iii) under letters of credit (or any related reimbursement agreement), to the extent such letters of credit have been drawn, or under surety bonds, (iv) for accrued or earned but unpaid interest and unpaid prepayment penalties or premiums that are payable in connection with retirement or prepayment of any liabilities and obligations of the type described in clauses (i), (ii), (iii) or (v) as of the Closing, (v) relating to any lease required to be capitalized as a capital lease in accordance with GAAP (other than any obligation under a lease described on Schedule 1.1(a)), (vi) for amounts owing or due under any interest rate protection agreement, derivative instrument, “swap” agreement or similar agreement (valued on a fair market value basis), (vii) in respect of the deferred purchase price of property (other than trade accounts payable and other accrued current liabilities arising in the ordinary course of business included in Closing Net Working Capital) and (viii) to guarantee or be liable for obligations of the types described in clauses (i)-(vii) of any Person, determined, in the case of each of clauses (i) through (viii) on a consolidated basis in accordance with GAAP; provided that for the avoidance of doubt, “Indebtedness” shall not include any liability not specifically enumerated above.

“Indemnified Party” means the Person or Persons entitled to indemnification pursuant to the provisions of Section 10.2.

“Indemnifying Party” means the Person or Persons having the obligation to indemnify another Person pursuant to the provisions of Section 10.2.

“Intellectual Property” means, in any and all jurisdictions, all: (i) patents and applications therefor, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (“Patents”); (ii) trademarks, service marks, trade names, trade dress, logos, including unregistered or common law trademarks, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof; (iii) copyrights and all registrations, applications, renewals, extensions and reversions thereof, including unregistered copyrights; (iv) trade secret rights in discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, which would constitute a “trade secret” under applicable Law, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (“Trade Secrets”); and (v) Internet domain names or uniform resource locators used in connection with any global computer or electronic network, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith.

“Knowledge of Company” means the actual knowledge of each of Adam Dexter, Bernie Bolka, Steve Kildow, Sr., Chuck Vaughn, Dwight Busche, Sr. and Bryan Thursby in each case after reasonable inquiry of each senior management level Person who reports directly to such Person, and without personal liability for such knowledge.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased by Company or any of its Subsidiaries.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, option, right of first refusal, restriction, or other lien of any kind.

“Losses” mean all actual losses, damages, liabilities, costs and expenses, including penalties, reasonable attorneys’ fees and expenses and amounts paid in settlement of any Action; provided, however, that Losses shall not include punitive, consequential, indirect, incidental or special damages, except to the extent such Losses are received by a third party from an Indemnified Party.

“Material Adverse Effect” means any change, effect, event, occurrence or development that, individually or in the aggregate with any other changes, effects, events, occurrences or developments, has or would reasonably be expected to have a materially adverse effect upon the Business or the assets, liabilities, results of operations or financial condition of Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following, alone or in combination, whether short-term or long-term, be deemed to constitute, nor shall any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (i) any change in applicable Laws or GAAP or any interpretation thereof, except to the extent any such change disproportionately impacts Company, its Subsidiaries or the Business relative to other companies operating in the industries Company and its Subsidiaries operate, (ii) general economic, political or business conditions or changes therein (including commencement, continuation or escalation of war, armed hostilities or national or international calamity), except to the extent any such condition or change disproportionately impacts Company, its Subsidiaries or the Business relative to other companies operating in the industries Company and its Subsidiaries operate, (iii) financial, banking and capital markets conditions, including interest rates, indexes, stock prices and currency exchange rates, and any changes or disruptions therein, except to the extent any such change disproportionately impacts Company, its Subsidiaries or the Business relative to other companies operating in the industries Company and its Subsidiaries operate, (iv) seasonal fluctuations in the business of the Company and its Subsidiaries, (v) any change generally affecting the industries in which Company and its Subsidiaries operate, except to the extent any such change disproportionately impacts Company, its Subsidiaries or the Business relative to other companies operating in the industries Company and its Subsidiaries operate, (vi) the entry into or announcement of this Agreement, the pendency or consummation of the transactions contemplated by this Agreement or the performance of this Agreement, (vii) the compliance with the terms of this Agreement or the taking of any action (or the omission of any action) required by this Agreement, (viii) any failure of Company or any of its Subsidiaries to meet any projections or forecasts (provided that clause (viii) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)) or (ix) any matter to which Acquiror has consented or hereafter consents in writing.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Owned Real Property” means all real property owned by Company or any of its Subsidiaries, together with all improvements and fixtures located thereon or attached or appurtenant thereto.

“Pension Plan” means any “defined benefit plan” as defined in Section 3(35) of ERISA (other than a Multiemployer Plan).

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations, variances, franchises or similar consents granted or issued by any Governmental Authority.

“Permitted Liens” means (i) mechanics, materialmen’s, carriers’, workmen’s, repairmen’s and similar Liens arising or incurred in the ordinary course of business and where the underlying obligations are not delinquent, (ii) statutory Liens for Taxes not yet due and payable or delinquent or that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been reflected in the Financial Statements, (iii) Liens securing rental payments under capital or operating lease agreements where the underlying obligations are not delinquent, (iv) Liens on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property and (x) are matters of record or (y) are disclosed by the surveys delivered to Acquiror by Seller, (v) any Liens securing a judgment rendered or claim filed against such Person which is being contested in good faith by appropriate legal proceedings and for which appropriate reserves have been reflected in the Financial Statements, (vi) Liens encumbering the landlord’s interest in any Leased Real Property, (vii) Liens described on Schedule 1.1(b) and (viii) any other Liens that will be terminated at or prior to Closing.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or Governmental Authority.

“Plan” means each Company Benefit Plan and each Seller Benefit Plan.

“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date.

“Qualified Plan” means each Plan that is a qualified plan within the meaning of Section 401(a) of the Code.

“Related Person” means (to the extent applicable and as the context requires) any or all of the following with respect to each of Acquiror and its Affiliates: each of its present and former employees, officers, directors, general or limited partners, members, managers, joint venturers, principals, subsidiaries, divisions, shareholders, Affiliates, associates, executors, administrators, beneficiaries, representatives, agents, attorneys, insurers, and each of their respective estates, executors, administrators, heirs, successors and assigns, if any, and any Person acting through, in the right or, jointly or in concert with any of the foregoing or whose rights derive from any relationship with any such Person.

“Relief” means (i) any relief, allowance, credit, deduction, exemption or set off in respect of any Tax or relevant to the computation of any Income, Profits or Gains or (ii) any right to repayment or recovery of or saving of Tax, and in each case any reference to the use or set off of a Relief shall be construed accordingly.

“Seller 401(k) Plan” means the Tomkins Retirement and Savings Plan.

“Seller Benefit Plan” means each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) medical, surgical, health care, hospitalization, dental, vision, retiree, health care reimbursement, life insurance, death, disability, severance, sickness or accident, legal services, dependent care, dependent care reimbursement, on-site day care facilities, sick child care, cafeteria, flexible spending account, adoption assistance, tuition assistance, or transportation benefit (whether or not included as an employee benefit plan under Section 3(3) of ERISA); (iii) pension, profit-sharing, stock bonus, retirement, or deferred compensation benefit (whether or not tax qualified and whether or not included as an employee benefit plan under Section 3(3) of ERISA); (iv) bonus, incentive, stock option, stock appreciation right, phantom stock or stock purchase benefit; or (v) salary continuation, supplemental unemployment, vacation or holiday benefit (whether or not included as an employee benefit plan under Section 3(3) of ERISA) which, in each case, is sponsored, maintained, contributed to or required to be contributed to by Seller or covers any current or former director, officer, employee or consultant of Company or any of its Subsidiaries; provided, however, that such terms shall not include (a) workers’ compensation insurance and (b) directors’, officers’ and employees’ liability insurance.

“Seller Insurance Policy” means any insurance policy issued to Seller or its Affiliates prior to Closing that includes Company or any of its Subsidiaries as an insured party.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.

“Target Net Working Capital” means $21,000,000.

“Tax Returns” means any and all reports, returns, declarations or forms required to be supplied to a Governmental Authority with respect to Taxes.

“Taxes” means (i) any and all taxes, and any and all other charges, fees, levies, duties, deficiencies, customs or other similar assessments or liabilities in the nature of a tax, including, without limitation, any income, gross receipts, ad valorem, net worth, premium, value-added, alternative or add-on minimum, excise, severance, stamp, occupation, windfall profits, real property, personal property, assets, sales, use, capital stock, capital gains, documentary, recapture, transfer, transfer gains, estimated, withholding, employment, unemployment insurance, unemployment compensation, social security, environmental, payroll, profits, license, lease, service, service use, gains, franchise and other taxes imposed by any Governmental Authority, (ii) any interest, fines, penalties or additions resulting from, attributable to or incurred in connection with any items described in this paragraph or any contest or dispute thereof and (iii) any items described in this paragraph that are attributable to another Person, but for which the taxpayer is liable under Law or by Contract to pay.

“Termination Date” means November 30, 2012.

“Transaction Expenses” means (i) the legal, accounting, financial advisory and other third-party advisory or consulting fees of Seller, Company or any its Subsidiaries incurred in connection with the transactions contemplated by this Agreement and (ii) all transaction or stay bonuses or similar amounts payable to officers, directors, or employees of Seller, Company or any of its Subsidiaries to the extent such bonuses or amounts arise from or are payable as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (other than any such payments that are payable due to the termination by Company or Acquiror of the employment of such officers, directors, or employees of Company or any of its Subsidiaries after the Closing Date).

1.2 Cross References. The following terms are defined in the following Sections of the Agreement:

Term	Section
Acquiror	Preamble
Acquiror Fundamental Representations	10.1
Acquiror Indemnified Parties	10.2(a)
Acquiror Qualified Plan	6.2(e)
Additional Amount	7.4(i)(iv)
Adjustment Report	2.6(d)
Agreement	Preamble
Allocation Determination	7.4(i)(iv)
Antitrust Notifications	7.2(a)
Asset Allocation	7.4(i)(ii)
Audited Financial Statements	3.7(a)
Business	Recitals
Cap	10.4(a)
Claim(s)	5.7

Closing	2.3
Closing Date	2.3
Closing Date Working Capital Statement	2.6(b)
Closing Net Working Capital	2.6(b)
Closing Purchase Price	2.2
COBRA	6.2(d)
Combined Tax Return(s)	7.4(c)(i)
Company	Preamble
Company Fundamental Representations	10.1
Company Permits	3.16
Confidentiality Agreement	11.9
Continuing Employees	6.2(b)
Current Representation	6.4(a)
De Minimus Amount	10.4(a)
Debt Financing Fee Letter	4.6
Debt Financing Sources	11.4
Designated Person	6.4(a)
Dispute Notice	2.6(b)
Estimated Closing Date Working Capital Statement	2.6(a)
Estimated Net Working Capital	2.6(a)
Existing Policy	6.1(a)
Final Net Working Capital	2.6(b)
Financial Statements	3.7(a)
Good Faith Resolution Period	2.6(c)

Indemnification Deductible	10.4(a)
Interim Financial Statements	3.7(a)
Material Contracts	3.12(a)
Net Working Capital	2.6(a)
Noncompetition Period	5.4(a)
Party or Parties	Preamble
Plan Account Transfer Date	6.2(e)
Post-Closing Representation	6.4(a)
Pre-Closing Counsel	6.4(a)
Pre-Closing Tax Returns	7.4(c)(i)
Prohibited Business	5.4(a)
Proprietary Information	5.6(a)
Purchase Price	2.2
Released Persons	5.7
Representatives	5.3
Review Period	2.6(b)
Section 338 Forms	7.4(i)(iii)
Section 338(h)(10) Election	7.4(i)
Seller	Preamble
Seller Indemnified Parties	10.2(b)
Seller Returns	7.4(c)(ii)
Shared Contracts	5.5(d)
Shares	Recitals
Survival Expiration Date	10.1

Tax Audit	7.4(e)(ii)
Tax Refunds	7.4(d)
Third-Party Claim	10.3(b)
Tomkins Marks	6.3
Tomkins US Affiliated Group	7.4(b)
Transfer Taxes	7.4(g)

1.3 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement, (v) the terms “Exhibit” or “Schedule” refer to the specified Exhibit or Schedule to this Agreement, (vi) the words “include,” “includes” and “including,” when used in this Agreement, shall be deemed in each case to be followed by the words “without limitation,” (vii) the word “or” shall be disjunctive, but not exclusive and (viii) “$” shall mean the lawful currency of the United States of America.

(b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) References to statutes shall include all rules and regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the applicable statute or regulation.

(d) When reference is made in this Agreement to a Person, such reference shall be deemed to include all direct and indirect subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer and deliver to Acquiror, and Acquiror will purchase and acquire from Seller, all of the Shares, free and clear of all Liens, in exchange for the payment of the Purchase Price in cash to Seller.

2.2 Purchase Price. The aggregate purchase price for all of the Shares shall be an amount equal to (a) $360,000,000 (the “Closing Purchase Price”) plus (or minus) (b) any adjustment for Net Working Capital made pursuant to Section 2.6 (with (a) as adjusted by (b), as finally determined, the “Purchase Price”).

2.3 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, 370 Seventeenth Street, Suite 5200, Denver, Colorado 80202, at 10:00 a.m. (Mountain time) on the date that is three (3) Business Days after the date on which all conditions set forth in ARTICLE VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or such other time, date or place as Acquiror and Seller may mutually agree. The date of the Closing is hereinafter referred to as the “Closing Date”. The Closing shall be deemed to occur at the close of business on the Closing Date.

2.4 Closing Deliverables of Acquiror. At the Closing, Acquiror shall deliver to Seller (a) the Closing Purchase Price, as adjusted by Section 2.6(a), by wire transfer of immediately available funds to an account or accounts specified by Seller at least two (2) Business Days prior to the Closing (the two (2) Business Day period can be waived by Seller in its sole discretion) and (b) the certificates and other documents required to be delivered pursuant to Section 8.3.

2.5 Closing Deliverables of Seller. At the Closing, Seller shall deliver to Acquiror (a) the certificates representing the Shares, duly endorsed in blank, or accompanied by stock powers duly executed in blank by Seller and (b) the certificates and other documents required to be delivered pursuant to Section 8.2.

2.6 Purchase Price Adjustment.

(a) Pre-Closing Purchase Price Adjustment. At least two (2) Business Days prior to the Closing, Company shall prepare and deliver to Acquiror a statement (the “Estimated Closing Date Working Capital Statement”) setting forth Company’s estimate of the Net Working Capital (as defined below) of Company on a consolidated basis as of immediately prior to the Closing (the “Estimated Net Working Capital”). The Estimated Net Working Capital shall be determined in accordance with the Applicable Accounting Principles. The Closing Purchase Price shall be increased by the positive amount by which the Estimated Net Working Capital exceeds the Target Net Working Capital, or the Closing Purchase Price shall be decreased by the positive amount by which Target Net Working Capital exceeds the Estimated Net Working Capital. For the purposes of this Agreement, including the determination of the Estimated Net Working Capital, the Closing Net Working Capital (as defined below), and the Final Net Working Capital (as defined below), the term “Net Working Capital” shall have the meaning set forth on Exhibit 2.6 attached hereto, and shall be calculated using the principles, policies and methodologies described on Exhibit 2.6 attached hereto.

(b) Post-Closing Purchase Price Adjustment. As promptly as practicable, but no later than sixty (60) days after the Closing Date, Seller will cause to be prepared and delivered to Acquiror a statement (the “Closing Date Working Capital Statement”) setting forth a calculation of the Net Working Capital of Company, on a consolidated basis, as of immediately prior to the Closing (the “Closing Net Working Capital”), which Closing Date Working Capital Statement shall be prepared in accordance with the Applicable Accounting Principles. Acquiror will reasonably cooperate with Seller to the extent required for the preparation of the Closing Date Working Capital Statement and will provide Seller and its Representatives access to all information, records, data and working papers (other than working papers of accountants that would require consent to provide), and shall permit reasonable access to its officers, employees, agents, properties, offices, plants and other facilities, books and records, as may be reasonably required in connection with the preparation of the Closing Date Working Capital Statement and the Closing Net Working Capital. The Closing Date Working Capital Statement shall be prepared in good faith and, in respect of the Closing Net Working Capital reflected thereon, present fairly in all material respects the Net Working Capital of Company, on a consolidated basis, as of immediately prior to the Closing (without giving effect to the sale and purchase of the Shares contemplated hereby). Acquiror shall have thirty (30) days from the date on which the Closing Date Working Capital Statement is delivered to review the Closing Date Working Capital Statement (the “Review Period”). Acquiror and its Representatives shall be provided access to such information, records, data and working papers (other than working papers of accountants that would require consent to provide), and shall be permitted reasonable access to its officers, employees, agents, properties, offices, plants and other facilities, books and records, as may be reasonably required in connection with the analysis of the Closing Date Working Capital Statement and the Closing Net Working Capital. If Acquiror disagrees in any respect with any item or amount shown or reflected in the Closing Date Working Capital Statement or with the calculation of the Closing Net Working Capital, Acquiror may, prior to the last day of the Review Period, deliver a notice to Seller setting forth, in reasonable detail, each disputed item or amount and the basis for Acquiror’s disagreement (the “Dispute Notice”). The Dispute Notice shall set forth Acquiror’s position as to the proper Closing Net Working Capital. Any items not set forth on the Dispute Notice shall be deemed agreed to by Acquiror. If no Dispute Notice is received by Seller prior to the last day of the Review Period, the Closing Date Working Capital Statement shall be deemed accepted by Acquiror, whereupon (i) the Closing Net Working Capital reflected on the Closing Date Working Capital Statement shall be final, conclusive and binding on the Parties and shall be deemed the “Final Net Working Capital” and (ii) Acquiror or Seller, as the case may be, will pay to the other Party the amount owing in accordance with Section 2.6(e).

(c) Working Capital Dispute Resolution. For fourteen (14) days after Seller’s receipt of a Dispute Notice, if any, the Parties shall endeavor in good faith to resolve by mutual agreement all matters in the Dispute Notice (the “Good Faith Resolution Period”). In the event that the Parties are unable to resolve by mutual agreement any matter in the Dispute Notice within such Good Faith Resolution Period, Acquiror and Seller agree that they shall engage the Auditor to resolve such dispute in accordance with the standards set forth in this Section 2.6. Seller and Acquiror shall submit the disputed matters, as described in the Dispute Notice, together with such arguments as either of them choose to make in connection therewith, in writing to the Auditor within twenty (20) days after the Auditor’s engagement.

(d) Auditor Report. Seller and Acquiror shall use commercially reasonable efforts to cause the Auditor to resolve the disputed matters based upon the materials submitted to it pursuant to the last sentence of Section 2.6(c) within thirty (30) days following the submission of such materials. The Auditor shall determine, based solely on presentations by Seller and Acquiror, and not by independent review, only those issues in dispute specifically set forth in the Dispute Notice and shall render a written report to Seller and Acquiror (the “Adjustment Report”) in which the Auditor shall determine what adjustments, if any, should be made to the Closing Date Working Capital Statement solely as to the disputed items and shall determine the appropriate Final Net Working Capital on that basis. The Auditor is not to make any other determination, including any determination as to whether the Target Net Working Capital or the Estimated Net Working Capital is correct. The Adjustment Report shall set forth, in reasonable detail, the Auditor’s determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Closing Date Working Capital Statement and the Closing Net Working Capital, together with supporting calculations. In resolving any disputed item, the Auditor shall: (i) resolve such dispute in accordance with the standards set forth in this Section 2.6, (ii) limit its review to matters specifically set forth in the Dispute Notice and (iii) not assign a value to any item higher than the highest value or less than the lowest value for such item claimed in either the Dispute Notice or the Closing Date Working Capital Statement. All fees and expenses relating to the work of the Auditor shall be borne by Seller, on the one hand, and by Acquiror, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Auditor (such inverse proportion for each Party shall be the positive value obtained by each Party by dividing (A) the difference of (1) the amount of the Closing Net Working Capital proposed by such Party and (2) the amount of the Final Net Working Capital established by the Auditor by (B) the difference between (1) the amount of the Closing Net Working Capital proposed by Seller and (2) the amount of Closing Net Working Capital proposed by Acquiror), which proportionate allocation will also be determined by the Auditor and be included in the Adjustment Report. The Adjustment Report, shall be final, conclusive and binding on Acquiror and Seller.

(e) Payments of Adjustments. Any adjustments payable pursuant to this Section 2.6 (other than any incremental amount paid at Closing pursuant to Section 2.6(a)) shall be paid as follows:

(i) if a timely Dispute Notice is not delivered to Seller, on the fifth (5th) Business Day following the end of the Review Period;

(ii) if a Dispute Notice is timely delivered to Seller, any undisputed amounts set forth in such Dispute Notice which would not be impacted by any disputed items, on the fifth (5th) Business Day following the delivery of the Dispute Notice to Seller;

(iii) if a Dispute Notice is timely delivered to Seller and all such disputed matters are subsequently mutually agreed upon by the Parties during the Good Faith Resolution Period, on the fifth (5th) Business Day after such mutual agreement;

(iv) if a Dispute Notice is timely delivered to Seller, when such disputed matters are finally determined in the Adjustment Report, on the fifth (5th) Business Day after receipt of the Adjustment Report; and

(v) in all instances of a payment of an adjustment set forth in this Section 2.6(e), the Purchase Price shall be (A) increased dollar-for-dollar by the incremental amount by which the Final Net Working Capital exceeds the Estimated Net Working Capital or (B) decreased dollar-for-dollar by the incremental amount by which the Final Net Working Capital is less than the Estimated Net Working Capital. Any such payment shall be paid together with interest as determined pursuant to Section 2.6(f) and be made by wire transfer of immediately available funds to an account or accounts designated by Acquiror or Seller.

(f) Working Capital Interest. Any interest payable pursuant to Section 2.6(e) shall be paid at an annual rate equal to the prime rate per annum as quoted in The Wall Street Journal on the Closing Date and shall be calculated on the basis of the actual days elapsed between the Closing Date and the date of payment over three hundred sixty (360) days.

2.7 Withholding. Except as required by a change in Law that occurs after the date of this Agreement, Acquiror and Seller agree that all Taxes required by applicable Law to be deducted or withheld from payments made pursuant to this Agreement are set forth on Schedule 2.7. If either Acquiror or Seller becomes aware of a change in Law that occurs after the date of this Agreement and that requires Taxes (other than those Taxes set forth on Schedule 2.7) to be deducted or withheld from any payment made pursuant to this Agreement, (a) such Party shall promptly provide notice to the other Parties of such change in Law and, in reasonable detail, the method of calculation for the proposed deduction or withholding and (b) the Parties shall use commercially reasonable efforts to mitigate, reduce or eliminate such deduction or withholding. Any Taxes deducted or withheld from any payments pursuant this Section 2.7 shall be remitted to the applicable Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the Party in respect of whom such deduction and withholding was made. The Party making any such deduction or withholding shall furnish to the other Party official receipts (or copies thereof) evidencing the payment of any such Taxes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND COMPANY

Subject to the exceptions set forth in the Schedules to this Agreement, Seller and Company, as applicable, hereby represent and warrant to Acquiror as follows:

3.1 Seller’s Organization. Seller has been duly organized and is validly existing and in good standing under the Laws of the State of Delaware.

3.2 Company’s Organization and Qualification. Each of Company and its Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on the Business as it is now being conducted. True, correct and complete copies of the organizational documents of Company and each of its Subsidiaries have been previously made available to Acquiror. Each of Company and its Subsidiaries is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction set forth on Schedule 3.2, which are the only jurisdictions in which the ownership of its properties or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not be material.

3.3 Due Authorization. Each of Seller and Company has the requisite corporate power and authority to execute and deliver this Agreement and (subject to the approvals discussed below) to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Seller and Company and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of each of Seller and Company. This Agreement has been duly and validly executed and delivered by each of Seller and Company and constitutes a legal, valid and binding obligation of each of Seller and Company enforceable against each of Seller and Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.4 No Conflict. Except as set forth on Schedule 3.4 attached hereto and subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.5 or on Schedule 3.5 attached hereto, the execution and delivery of this Agreement by each of Seller and Company and the consummation of the transactions contemplated by this Agreement do not and will not (a) result in the breach of any applicable Law, (b) violate any provision of the organizational documents of Seller or Company or any of its Subsidiaries, (c) result in a breach of, constitute a default under, require or accelerate any payment or performance of, or require any payment by Company or any of its Subsidiaries under any Material Contract, or terminate, create any right of any party to terminate, or result in the termination of, or require the consent of any Person under, any Material Contract, (d) result in the creation of any Lien upon any of the material properties or assets of Company or its Subsidiaries, (e) constitute an event that, after notice or lapse of time or both or would result in any such violation, breach, termination or creation of a Lien as provided in (a)-(d) or (f) result in a violation or a revocation of any material Permit.

3.5 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with any Governmental Authority is required on the part of Seller or Company or any of its Subsidiaries with respect to Seller’s or Company’s execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except for (a) applicable requirements of the HSR Act, (b) as otherwise disclosed on Schedule 3.5 attached hereto, (c) applicable requirements, if any, of state securities or “blue sky” laws and (d) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not be material.

3.6 Capitalization.

(a) Schedule 3.6 attached hereto sets forth the authorized capitalization of Company and each of its Subsidiaries and the number of issued and outstanding shares of each class of capital stock or other equity interests in each of Company and its Subsidiaries, together with the ownership thereof. Such shares or other equity interests have been duly authorized and validly issued and are (to the extent applicable) fully paid and nonassessable and were issued free of preemptive rights. Seller owns of record and beneficially all of the Shares, and Company owns of record and beneficially all of the capital stock or other equity interests of each of its Subsidiaries, in each case, free and clear of all Liens (other than Liens securing Indebtedness and which will be terminated at or prior to Closing). Except as set forth on Schedule 3.6, neither Company nor any such Subsidiary (i) is a partner, beneficiary, trustee, co-tenant, joint-venturer or otherwise a participant in any partnership, trust, joint venture, co-tenancy or similar jointly owned business undertaking or (ii) has any investment interests (whether equity or debt) in any Person.

(b) Except as set forth on Schedule 3.6 attached hereto, there are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of capital stock or other equity interests of Company or any of its Subsidiaries or any other commitments or agreements providing for the issuance of additional shares of capital stock or other equity securities or for the repurchase or redemption of shares of capital stock or other equity interests of Company or its Subsidiaries, as applicable, and there are no agreements of any kind that may obligate Company or its Subsidiaries, as applicable, to issue, purchase, redeem or otherwise acquire any shares of capital stock or other equity interests of Company or any of its Subsidiaries.

3.7 Financial Statements.

(a) Attached hereto as Schedule 3.7(a) are (a) the audited balance sheet, statement of operations and statement of cash flows of Company, on a consolidated basis, for the fiscal years ended December 31, 2011 and December 31, 2010 (the “Audited Financial Statements”) and (b) the unaudited balance sheet, statement of operations and statement of cash flows of Company, on a consolidated basis, for the eight (8) month period ended August 25, 2012 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of Company and its Subsidiaries on a consolidated basis as of the dates and for the periods indicated in such Financial Statements in accordance with GAAP (including as to materiality), consistently applied during the periods involved (except (i) as indicated in such statements or in the notes thereto and (ii) in the case of the Interim Financial Statements (A) for the absence of year-end audit adjustments, which would not be material, and (B) for the absence of footnotes and other presentation items).

(b) Except as set forth on Schedule 3.7(b) attached hereto, Company and its Subsidiaries have no Indebtedness.

3.8 Undisclosed Liabilities. Except as set forth on Schedule 3.8 attached hereto or with respect to environmental or occupational health and safety matters which are addressed in Section 3.19, neither Company nor any of its Subsidiaries has any liability of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto, except for liabilities (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business of Company and which are reflected in Closing Net Working Capital, none of which are the result of any breach or violation of any Contract or applicable Law or (c) incurred in connection with the transactions contemplated by this Agreement. Neither Company nor any of its Subsidiaries has declared any dividend or distribution that has not yet been paid.

3.9 Absence of Certain Changes or Events. Since December 31, 2011, (a) the Business has been conducted by Company and its Subsidiaries in all material respects in the ordinary course consistent with past practice, (b) there has not been any Material Adverse Effect and (c) no action has been taken which, if such action had been taken after the date of this Agreement, would require consent pursuant to Sections 5.1(d), (i) or (k) hereof.

3.10 Litigation and Proceedings. Except as set forth on Schedule 3.10 attached hereto or with respect to environmental or occupational health and safety matters, which are addressed in Section 3.19, there is no Action pending as to which Company or any of its Subsidiaries has been served or given written notice or, to the Knowledge of Company, otherwise pending or threatened against (a) Company or any of its Subsidiaries, or any material property or asset of Company or any of its Subsidiaries or (b) Seller, solely to the extent related to Company or any of its Subsidiaries.

3.11 Legal Compliance.

(a) Neither Company nor any of its Subsidiaries is, or has been since September 1, 2010, in violation of any Law applicable to Company or any of its Subsidiaries or by which any property or asset of Company or any of its Subsidiaries is bound or affected, except for violations that would not be material. None of Seller, Company or any of its Subsidiaries has received within the last twelve (12) months any written notice or other written communication from any Governmental Authority with respect to an alleged violation and/or failure to comply with any Laws, except where the failure to comply would not be material. Without limiting the foregoing, none of Seller, Company or any of its Subsidiaries or, to the Knowledge of Company, any director, officer, employee, agent or representative of Company or any of its Subsidiaries acting on behalf of Company or any of its Subsidiaries has paid or received any bribes or kickbacks to or from any Person in violation of any applicable Law.

(b) Notwithstanding anything to the contrary in this Agreement, this Section 3.11 does not relate to matters with respect to employee benefits, which are the subject of Section 3.13, labor relations, which are the subject of Section 3.14, Taxes, which are the subject of Section 3.15, or Environmental Laws, which are the subject of Section 3.19.

3.12 Contracts; No Defaults.

(a) Schedule 3.12(a) attached hereto contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the date of this Agreement, Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries is bound (collectively, “Material Contracts”).

(i) Each Contract (other than (A) purchase orders with suppliers or customers entered into in the ordinary course of business and (B) Contracts of the type (without giving effect to dollar thresholds) described in other clauses of this Section 3.12(a)) that has or Seller reasonably anticipates will involve aggregate payments or consideration furnished by or to Company or any of its Subsidiaries of more than $1,000,000 in any calendar year;

(ii) Each Contract related to Indebtedness;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any assets of Company or any of its Subsidiaries (other than in the ordinary course of business), other than Contracts in which the applicable acquisition or disposition has been consummated and there are no obligations ongoing;

(iv) Each Contract that provides for the (A) ownership of any Owned Real Property and (B) leasing of the Leased Real Property;

(v) Each joint venture agreement, partnership agreement, or other similar Contract;

(vi) Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $100,000;

(vii) Each license agreement under which any Intellectual Property that is material to the conduct of the Business as conducted by Company and its Subsidiaries as of the date of this Agreement is licensed to or from Company or one of its Subsidiaries, (excluding license agreements for commercially available “off-the-shelf software,” “click wrap” or “shrink wrap” software license agreements, non-disclosure agreements and confidentiality and Intellectual Property assignment agreements with Company’s or any of its Subsidiaries’ employees);

(viii) Each Contract that restricts the Business, Company or any of its Subsidiaries from conducting any line of business or operating in any geographic area;

(ix) Each Contract that provides for a written commitment of consultation services for annual payments in excess of $100,000;

(x) Each Contract that provides any restrictions on competition or similar restrictions running in favor of Company or any of its Subsidiaries;

(xi) Each Contract under which Company or any of its Subsidiaries is subject to a “most favored nation”, “meet or release” or similar pricing and delivery arrangements or that have a “cost-savings” or any other similar performance or financial goals, or involves the payment by Company or any of its Subsidiaries of amounts that include “take or pay” or similar pricing or delivery arrangements;

(xii) Each Contract that is between Company or any of its Subsidiaries, on the one hand, and Seller or any of its Affiliates (other than Company or any of its Subsidiaries), on the other hand;

(xiii) Each Contract that provides for rebates to customers to be paid by Company or any of its Subsidiaries (excluding early payment discounts less than 5%);

(xiv) Each Contract that grants any power of attorney or similar rights with respect to the affairs of Company or any of its Subsidiaries; and

(xv) Each Contract that guarantees the obligations of any other Person.

(b) Except as set forth on Schedule 3.12(b) attached hereto or as would not be material, (i) all of the Contracts listed pursuant to Section 3.12(a) (A) are in full force and effect and (B) represent the legal, valid and binding obligations of Company or its Subsidiary party thereto, (ii) neither Company or any of its Subsidiaries nor, to the Knowledge of Company, any other party thereto is in breach of or default under any such Contract, (iii) neither Company nor any of its Subsidiaries has received since September 1, 2010 any written claim or notice of any breach of or default under any such Contract that has not been cured and (iv), to the Knowledge of Company, no event has occurred, which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both). Seller or Company has provided Acquiror with a copy of all Contracts set forth on Schedule 3.12(a).

3.13 Employee Benefit Plans.

(a) Schedule 3.13(a)(i) attached hereto sets forth a list of each Company Benefit Plan. Schedule 3.13(a)(ii) attached hereto sets forth a list of each Seller Benefit Plan. With respect to each Seller Benefit Plan, Seller has provided to Acquiror a true, correct and complete copy of the Seller Benefit Plan or a summary thereof and the most recent summary plan description for each Seller Benefit Plan for which a summary plan description is required by Law. With respect to each Company Benefit Plan, Seller and Company have provided to Acquiror a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Company Benefit Plan, including, without limitation, all plan documents (including amendments), benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the two (2) most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent determination letter or opinion letter from the IRS, if any; (vi) all pending applications for rulings, determinations or opinions with respect to any Company Benefit Plan, if any, filed with any Governmental Authority (including the Department of Labor and the IRS); and (vi) collective bargaining agreements (including side agreements and letter agreements), if any, relating to the establishment, maintenance, funding and operation of any Plan. Except as specifically provided in the foregoing documents, which have been provided to Acquiror, there are no amendments to any Company Benefit Plan that have been adopted or approved, nor has Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Benefit Plan.

(b) Each Company Benefit Plan and the Seller 401(k) Plan has been administered, in all material respects, in accordance with its terms and all applicable Laws, including ERISA and the Code.

(c) Each Company Benefit Plan that is a Qualified Plan and the Seller 401(k) Plan, which is a Qualified Plan, (i) have received a favorable determination or opinion letter as to its qualification, (ii) have been established under a standardized master and prototype or volume submitter plan for which a current favorable advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, (iii) have timely made an application for a favorable determination letter or (iv) have time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. To Knowledge of Company, there are no existing circumstances or any events that have occurred that could adversely affect the qualified status of any Qualified Plan or its related trust.

(d) There is no pending or, to the Knowledge of Company, threatened claim (other than a routine claim for benefits), proceeding, examination, audit, investigation or other proceeding with respect to Company Benefit Plan. To the Knowledge of Company, neither the Seller 401(k) Plan nor any Company Benefit Plan is currently under examination or audit by any Governmental Authority, including the Department of Labor or the IRS.

(e) All contributions, premium payments and other payments required to be made by Company and its Subsidiaries in connection with the Plans as of the date of this Agreement have been made. No unfunded liabilities exist with respect to any Plan other than those accrued on the latest Financial Statements in accordance with Applicable Accounting Principles or arising since August 31, 2012, and required to be recorded as a current liability in accordance with Applicable Accounting Principles.

(f) Neither Company nor any ERISA Affiliate sponsors or has any liability with respect to, and neither Company nor any ERISA Affiliate, within the last six years, has sponsored or has incurred any liability with respect to a Pension Plan, Multiemployer Plan or any plan or arrangement subject to Title IV of ERISA or Section 412 of the Code.

(g) Neither Company nor any of its Subsidiaries has any obligation to provide post-employment life insurance, death or medical benefits other than health care continuation benefits described in Section 4980B of the Code or any other similar Law. No legally binding commitments have been made by Company or its Subsidiaries to improve or otherwise amend any Company Benefit Plan except as required by applicable Law.

(h) Other than as set forth in this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will: (i) entitle any current or former employee of Company or its Subsidiaries to severance pay, unemployment compensation under any arrangement that is not required by applicable Law or to any other payment, benefit or award under any Plan, other than a Qualified Plan, (ii) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee or former employee under any Plan or (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Plan or impose any restrictions or limitations on Company or its Subsidiaries’ rights to administer, amend or terminate any Company Benefit Plan. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from Company or any of its Subsidiaries as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(i) To the Knowledge of Company, each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) is currently and has been in compliance with Section 409A of the Code, its Treasury regulations, and any administrative guidance relating thereto; and no additional tax under Section 409A(a)(1)(B) of the Code is reasonably expected to be incurred by a participant in any such Company Benefit Plan.

(j) Neither Company or its Subsidiaries, including any fiduciary employed by Company or its Subsidiaries, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, Company or its Subsidiaries or any Person that Company has an obligation to indemnify, to any tax or penalty imposed under Section 4975 of the Code.

(k) No Company Benefit Plan is subject to the Laws of any jurisdiction outside of the United States of America.

3.14 Labor Relations.

(a) Except as set forth on Schedule 3.14(a) attached hereto, neither Company nor any of its Subsidiaries is a party to any collective bargaining agreement and no employee of Company or any of its Subsidiaries is represented by any labor organization or works council with respect to his or her employment with Company or its Subsidiaries, as applicable. Since September 1, 2010, there have not been any labor strikes, work stoppages, slowdowns or lockouts ongoing or, to the Knowledge of Company, threatened against or involving Company or any of its Subsidiaries.

(b) Schedule 3.14(b) attached hereto sets forth a complete list of all written (i) employment agreements and severance agreements which may not be terminated at will, or by giving notice of ninety (90) days or less, without an obligation to pay severance or termination pay, other than severance or termination pay required by applicable Law, (ii) “golden parachute” agreement, “golden handcuffs” agreement or similar Contract to provide a severance, termination, retirement or post-retirement or stay-on bonus to any Person following a change in control of Company or any of its Subsidiaries or (iii) Contract that provides benefits of any type to any Person conditioned on any change in control of Company or any of its Subsidiaries (other than agreements based on applicable collective bargaining agreements) to which, as of the date of this Agreement, Company or any of its Subsidiaries is a party or any employee of Company or any of its Subsidiaries is a party. True, correct and complete copies of the Contracts listed on

Schedule 3.14(b) have been previously made available to Acquiror. Except as set forth on Schedule 3.14(b), neither Company nor any of its Subsidiaries has a severance policy that provides for any severance benefits to any employee (i) simply as a consequence of the occurrence of a change in control of Company or any of its Subsidiaries or (ii) who leaves the employ of Company or any of its Subsidiaries voluntarily following the occurrence of any change in control of Company or any of its Subsidiaries.

(c) All accruals for unpaid vacation pay, accrued wages, salaries, bonuses, commissions and other forms of performance or incentive based compensation have been recorded in the balance sheet of Company or its Subsidiaries, as applicable.

(d) The Business is currently being conducted in accordance with, and each of Company and its Subsidiaries is and since September 1, 2010 has been in compliance with, all applicable labor and employment Laws, except for violations that would not be material. All costs, charges, surcharges, penalties, fines, Liens (other than Permitted Liens), experience rating assessments or other assessments or other liabilities, contingent or otherwise, under workers’ compensation legislation or other legislation relating to industrial accidents and/or occupational health and safety claims applicable to Company or any of its Subsidiaries have been paid or accrued and there has not been any special or penalty charge or assessment under those legislation against Company or any of its Subsidiaries that has not been paid.

3.15 Taxes.

(a) Except as set forth on Schedule 3.15(a) attached hereto:

(i) As of the date of this Agreement, all material Tax Returns required to be filed by or with respect to Company and its Subsidiaries have been properly prepared and timely filed, and all such Tax Returns are true, correct and complete in all material respects.

(ii) Company and its Subsidiaries have fully and timely paid all Taxes, except for Taxes, if any, being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(iii) All Taxes required to have been withheld by Company and its Subsidiaries, including, but not limited to amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person, have been timely withheld and paid over to the appropriate Governmental Authority.

(iv) There are no outstanding agreements or waivers extending any statutory period of limitations applicable to any Tax assessment or deficiency of Company or any of its Subsidiaries. No Person has been granted a power of attorney on behalf of Company or any of its Subsidiaries that is currently in force with respect to any Tax matter and that will survive Closing. Neither Company nor any of its Subsidiaries has received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other Governmental Authority).

(v) No deficiency for any amount of Tax has been asserted or assessed by any Governmental Authority in writing against Company or any of its Subsidiaries (or, to the Knowledge of Company, has been threatened or proposed), except for deficiencies that have been satisfied by payment, settled or been withdrawn or that are being contested in good faith and are Taxes for which Company or one of its Subsidiaries, as applicable, has set aside adequate reserves in accordance with GAAP. As of the date of this Agreement, no Action is pending or, to the Knowledge of Company, threatened in writing with respect to any Taxes due from or with respect to Company and its Subsidiaries. No written claim has been made by any Governmental Authority in a jurisdiction where Company or any of its Subsidiaries does not file Tax Returns that Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(vi) There are no Tax liens upon any of the assets or properties of Company or any of its Subsidiaries, other than Permitted Liens.

(vii) There are no Tax allocation, Tax sharing, Tax indemnity or similar agreements under which Company or any of its Subsidiaries would be liable for Taxes of any other Person (other than Company, another Subsidiary of Company or any other member of the Tomkins US Affiliated Group). Neither Company nor any of its Subsidiaries has any liability for the Taxes of any other Person (other than Company or another Subsidiary of Company) as a transferee or successor. Neither Company nor any of its Subsidiaries have been a member of an affiliated group of corporations within the meaning of Code Section 1504 or any comparable or similar provision of state, local or foreign Law other than the Tomkins US Affiliated Group.

(viii) Neither Company nor any of its Subsidiaries is or has been (A) either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since September 1, 2010 or (B) a party to a “reorganization” within the meaning of Section 368(a)(1) of the Code.

(ix) Neither Company nor any of its Subsidiaries has entered into (A) a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2) that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder and that has not been disclosed in the relevant Tax Return of Company or such Subsidiary; or (B) any transaction that constitutes a “confidential corporate tax shelter” within the meaning of Section 6111 of the Code, and Treasury Regulations Section 301.6111-2, as in effect prior to the enactment of the American Jobs Creation Act of 2004.

(x) Neither Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(1) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(2) “closing agreement” as described in Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(3) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

(4) installment sale or open transaction disposition made on or prior to the Closing Date;

(5) prepaid amount received on or prior to the Closing Date; or

(6) election under Code §108(i).

(b) No amount or benefit that could be received (whether in cash, property or the vesting in cash or property) under any Plan or any Contract to which Company or any of its Subsidiaries is a party or by which it is bound as a result of or in connection with the transactions contemplated by this Agreement (whether or not some other subsequent action or event would be required to cause the receipt of such amount or benefit to occur) by any employee, officer or director of Company or its Subsidiaries who is a “disqualified individual” (as such term is defined in Section 280G(c) of the Code) will, either individually or in combination with any other amount or benefit, fail to be deductible by Company or its Subsidiaries for United States federal income tax purposes by virtue of Section 280G of the Code.

(c) Notwithstanding any provision herein to the contrary, the representations contained in this Section 3.15 are the sole representations made by Seller and Company with respect to Taxes of Company and its Subsidiaries.

3.16 Licenses, Permits and Authorizations. Set forth on Schedule 3.16 attached hereto, except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.19), is a true and correct list of all Permits (“Company Permits”) necessary under applicable Laws to permit Company and its Subsidiaries to own, operate, use and maintain their respective assets in the manner in which they are now owned, operated, used and maintained and to conduct the Business as currently conducted, other than Permits the absence of which would not be material. A true and complete copy of each Company Permit, to the extent in Seller’s, Company’s or any of its Subsidiary’s possession or control, has been provided to Acquiror. Company or one of its Subsidiaries holds each Company Permit. Each Company Permit is valid, binding and in full force and effect. Since September 1, 2010, neither Company nor any of its Subsidiaries has received written notice that it is in default (or with the giving on notice or lapse of time or both, would be in default) under any such Company Permit.

3.17 Real Property. Schedule 3.17 attached hereto lists (a) all Owned Real Property and (b) all Leased Real Property. Except as set forth on Schedule 3.17, Company or its Subsidiary, as applicable, has exclusive right to possess, use and occupy and has good and marketable fee simple title to all Owned Real Property, free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 3.17, Company or its Subsidiary, as applicable, has a valid and subsisting leasehold estate in, and enjoy peaceful and undisturbed possession of, all Leased Real Property, free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 3.17, neither Company nor any of its Subsidiaries is a lessor, sublessor or grantor under any lease, sublease or other instrument granting to another Person any right to the possession, lease, occupancy or enjoyment of the Owned Real Property or Leased Real Property. Company or one of its Subsidiaries is in possession of all Owned Real Property and Leased Real Property. Seller has, prior to the date hereof, provided Acquiror with copies of all deeds, leases, mortgages, title searches and commitments, title insurance and surveys in the possession of Seller, Company or any of its Subsidiaries related to the Owned Real Property or Leased Real Property. Except as set forth on Schedule 3.17, the Owned Real Property and Leased Real Property constitute all of the real property interests necessary to operate the Business as currently operated and as operated since September 1, 2010, and constitutes all of the real property used or held for use in connection with the Business. Without limiting the generality of the foregoing:

(a) the Owned Real Property, the current uses of and the conduct of the Business on those properties comply with all applicable Laws, including those dealing with zoning, parking, access, loading facilities, landscaped areas, building construction and fire, except to the extent as would not reasonably be expected to have a material effect on the use of that particular property;

(b) there is adequate access to and from the Owned Real Property or Leased Real Property that is adequate for the conduct of the Business by Company or any of its Subsidiaries as conducted in the ordinary course of business during the prior twelve months;

(c) no alteration, repair, improvement or other work has been ordered, directed or requested in writing to be done or performed to or in respect of the Owned Real Property or, to the Knowledge of Company, the Leased Real Property by any Governmental Authority, which alteration, repair, improvement or other work has not been completed, and to the Knowledge of Company, no written notification has been given to Company or any of its Subsidiaries since September 1, 2010, of any such outstanding work being ordered, directed or requested, other than those that have been complied with;

(d) all accounts for work and services performed and materials supplied, placed or furnished on or in respect of the Owned Real Property or Leased Real Property at the request of Company or any of its Subsidiaries have been fully paid and satisfied, and no Person is entitled to claim a Lien against the Owned Real Property or Company’s or one of its Subsidiary’s interest in the Leased Real Property, or any part thereof, for such work or services, other than current accounts in respect of which the payment due date has not yet passed or for which Company or one of its Subsidiaries has a valid claim to dispute such amounts (in which event, Schedule 3.17 shall describe the nature of such valid claim in detail); and

(e) to the Knowledge of Company, (i) the boundaries of each Owned Real Property or Leased Real Property do not conflict with those of any adjoining property, (ii) there are no encroachments from any Owned Real Property or Leased Real Property onto and (iii) no encroachments onto any Owned Real Property or Leased Real Property from, the adjoining properties or streets, except in each such case to the extent as would not reasonably be expected to have a material effect on the use of that particular property.

3.18 Intellectual Property.

(a) Schedule 3.18(a) attached hereto sets forth an accurate, current and complete list of all Company Intellectual Property (other than Trade Secrets) owned or exclusively licensed to Company and material to the conduct of the Business of Company or any of its Subsidiaries and that is the subject of an application or registration issued by, filed with, or recorded by a Governmental Authority.

(b) Company or one of its Subsidiaries own all rights, title, and interest in, or have been legally granted the right to use, all Company Intellectual Property.

(c) To the Knowledge of Company, in respect of the Company-owned Company Intellectual Property, (i) all issuances from, registrations with and applications to Governmental Authorities or authorized private registrars are valid and in full force and effect, all necessary filing, maintenance, and renewal fees have been timely paid, and all necessary documents, certificates, and other relevant filings have been timely filed with the relevant Governmental Authorities and authorized private registrars for the purpose of maintaining all issuances, registrations and applications and for recording title in the name of Company or one of its Subsidiaries and (ii) no inventor or author has any outstanding right to compensation for Intellectual Property in any said issuance, registration or application.

(d) Except as set forth in Schedule 3.18(d) attached hereto and to the Knowledge of Company as of the date of this Agreement: (i) the Company Intellectual Property owned by Company or any of its Subsidiaries does not infringe, constitute an unauthorized use or misappropriation of or violate any Intellectual Property of any third party; (ii) the operation of Company or its Subsidiaries as currently conducted does not infringe or misappropriate any Intellectual Property of any other Person; (iii) no other Person is infringing or misappropriating or has infringed or misappropriated any of the Company Intellectual Property owned by Company or any of its Subsidiaries within the past six (6) years); (iv) no agreement to which Company is a party will, as a result of the consummation of the transactions contemplated under the Agreement, result in the loss or impairment of, or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, Company’s or any of its Subsidiaries’ right to own, use, or hold for use any Intellectual Property owned, used, or held for use in, or necessary for the conduct of, the business of the Company and its Subsidiaries as currently conducted; and (v) neither Company nor any of its Subsidiaries has received any written notice within the past six (6) years: (A) of allegations that the conduct of Company or its Subsidiaries has violated any Intellectual Property of any Person; (B) of any default or any event that with notice or lapse of time, or both, would constitute a default under any Company Intellectual Property license, assignment, grant, agreement, or contract to which Company or any of its Subsidiaries is a party or by which it is bound; and (C) challenging use, the right to use, or ownership by Company or any of its Subsidiaries of any Company Intellectual Property.

(e) Company and its Subsidiaries have, in the ordinary course of business, taken commercially reasonable steps to protect and preserve the confidentiality of all confidential information and Trade Secrets of Company or its Subsidiaries material to the conduct of the Business as conducted by Company and its Subsidiaries as of the date of this Agreement. Company and each of its Subsidiaries has taken commercially reasonable steps to maintain, protect, and preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property owned by Company or any of its Subsidiaries. Since October 2006, the employee handbooks of Company and its Subsidiaries for salaried employees and hourly employees have included written policies on confidentiality of Trade Secrets and other confidential information of Company and its Subsidiaries.

(f) Company or one of its Subsidiaries has required each current and former employee of Company and its Subsidiaries, and each current and former independent contractor, to acknowledge written policies, whereby such employees and independent contractors: (i) acknowledge the assignment to Company or one of its Subsidiaries any ownership interest and right they may have in Company Intellectual Property owned by Company or any of its Subsidiaries that was developed for Company and is material to the conduct of the Business of Company or the applicable Subsidiary; and (ii) acknowledge Company’s or one of its Subsidiaries’ exclusive ownership of all Company Intellectual Property owned by Company or any of its Subsidiaries.

(g) To the Knowledge of Company, all third-party software residing on electronic equipment in the possession or control of Company or its Subsidiaries is lawfully licensed from the Intellectual Property owners thereof, and is being used in compliance with such licenses.

(h) Except as set forth on Schedule 3.18(h), in non-disclosure agreements, or in connection with the use of Company’s products and services, neither Company nor any of its Subsidiaries has granted any other Person rights with respect to the Company Intellectual Property owned by Company or any of its Subsidiaries.

(i) Except for license agreement for commercially available “off-the-shelf software,” “click wrap” or “shrink wrap” software license agreements, neither Company nor its Subsidiaries owe any royalties or other payments to any other Person (other than a Governmental Authority) in respect of any Intellectual Property.

3.19 Environmental Matters.

(a) Except as set forth on Schedule 3.19 attached hereto or non-compliance that would not be material, Company and its Subsidiaries are and since September 1, 2010 have been in compliance with all Environmental Laws.

(b) Except as set forth on Schedule 3.19, as of the date of this Agreement, Company and its Subsidiaries hold all Permits required under applicable Environmental Laws to permit Company and its Subsidiaries to own, operate and maintain their assets in a manner in which they are now operated and maintained and to conduct the Business as currently conducted, except for those Permits the failure to possess would not be material, and all such Permits are valid and in full force and effect.

(c) Except as set forth on Schedule 3.19, neither Company nor any of its Subsidiaries (i) has any Actions pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries arising under or pursuant to Environmental Law or relating to any personal injury or property damage relating to the use of Hazardous Materials or an Environmental Release, (ii) is subject to any ongoing obligations pursuant to a Governmental Order issued pursuant to Environmental Law or (iii) has received, within the past three (3) years, any written claim or notice of violation alleging non-compliance with Environmental Law.

(d) Except as set forth on Schedule 3.19, no Environmental Release or threatened Environmental Release has occurred or is occurring at, under or from, and no condition or circumstance exists at, any Owned Real Property, Leased Real Property or, to the Knowledge of Company, any other real property previously owned or operated by Company or any of its Subsidiaries for which Company or any of its Subsidiaries is legally obligated pursuant to applicable Environmental Law to (i) provide notice to any public or private entity or Person, (ii) provide further investigation or (iii) perform any form of response action specifically required in such applicable Environmental Law.

(e) To the Knowledge of Company, neither Company nor any of its Subsidiaries has disposed of, sent or arranged for the transportation of Hazardous Materials at or to a site, or owned, leased or operated a site, that pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any similar state law, has been placed or is proposed to be placed by the United States Environmental Protection Agency or similar state authority on the National Priorities List or similar state list, as in effect as of the Closing Date. Neither Company nor any of its Subsidiaries has received, in relation to any such site, any written request or demand for documents or information or any written notice of potential or actual liability arising under applicable Environmental Law.

(f) Company and each of its Subsidiaries has made available to Acquiror all environmental investigation reports, studies, audits, tests or other analyses in its possession or control regarding the operations of Company or its Subsidiaries, or the Owned Real Property or Leased Real Property or any other real property owned or operated by Company or any of its Subsidiaries.

3.20 Brokers’ Fees. Except as set forth on Schedule 3.20 attached hereto, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Seller or its respective Affiliates.

3.21 Suppliers. Schedule 3.21 attached hereto sets forth, for the twelve (12) months ended August 31, 2012, the names of the ten (10) largest material suppliers of Company and its Subsidiaries based on the dollar volume of purchases. Neither Company nor of any its Subsidiaries has received written notice since September 1, 2010 from any supplier listed on Schedule 3.21 to the effect, and to the Knowledge of Company, none of Company or any of its Subsidiaries has any knowledge, that any such supplier intends to (a) stop supplying materials, products or services to Company and its Subsidiaries, (b) reduce the volume of sales such supplier is willing to make to Company and its Subsidiaries where such reduction is material, (c) tighten credit terms or decrease the rebates, discounts, customer support payments or similar economic benefits provided to Company and its Subsidiaries or increase the prices charged to Company and its Subsidiaries where such decrease or increase, as applicable, is material or (d) otherwise adversely alter the terms on which it conducts business with Company and its Subsidiaries where such alteration is material, excluding in the case of (b), (c) and (d), customary changes in the ordinary course of business, including in the prices charged to Company and its Subsidiaries for products and services.

3.22 Customers. Schedule 3.22 attached hereto sets forth, for the twelve (12) months ended August 31, 2012, the names of the ten (10) largest customers of Company and its Subsidiaries based on the dollar volume of sales. Neither Company nor any of its Subsidiaries has received written notice since September 1, 2010 from any customer listed on Schedule 3.22 to the effect, and to the Knowledge of Company, none of Company nor any of its Subsidiaries has any knowledge that any such customer intends to (a) stop buying products or services of Company and its Subsidiaries, (b) not continue to provide Company and its Subsidiaries an opportunity comparable to the opportunity provided to Company and its Subsidiaries for the twenty-four (24) month period ended August 31, 2012, to bid on, or otherwise compete for, the right to supply products or services purchased by such customer or (c) otherwise adversely alter the terms on which it conducts business with Company and its Subsidiaries where such alternation is material, including increases in the amount of rebates or discounts or expansion of credit terms, but excluding in the case of (b), changes in the ordinary course of business, including in the prices received by Company and its Subsidiaries for products and services.

3.23 Product Warranty. Except as adequately reflected or reserved for on the balance sheet included in the latest Financial Statements, to the Knowledge of Company, since the date of the Interim Financial Statements, no warranty claims have been asserted against Company or any of its Subsidiaries other than warranty claims arising from warranty obligations incurred in the ordinary course of business of Company and each of its Subsidiaries. Schedule 3.23 sets forth a complete and accurate list of all recall actions since September 1, 2010 with respect to any products manufactured by Company or any of its Subsidiaries.

3.24 Accounts Receivable. All Accounts Receivable resulted from bona fide sales in the ordinary course of business. No defense, set-off or counterclaim in any material amount has been asserted since September 1, 2010 with respect to any Account Receivable.

3.25 Sufficiency of Assets. Company or one of its Subsidiaries has legal and beneficial ownership of all of the tangible personal property and assets included in the most recent Financial Statements, free and clear of Liens, other than Permitted Liens. Except as set forth on Schedule 3.25 attached hereto, Company or one of its Subsidiaries owns or has the valid rights to use, and immediately after Closing will own or have the valid right to use, all of the material properties and assets necessary for the conduct of the Business.

3.26 Insurance. Schedule 3.26 attached hereto contains a true and complete list of all insurance policies currently in effect that insure Company, any of its Subsidiaries or the Business. Except as set forth on Schedule 3.26, no actual claims under any of the insurance policies described in Schedule 3.26 have been made by Company or any of its Subsidiaries. Each policy set forth in Schedule 3.26 is valid and binding and in full force and effect and, except as set forth in Schedule 3.26, there is no claim pending under any such policies as to which coverage has been questioned, denied or disputed. No written notice of default, cancellation, termination or increase in premium has been received since September 1, 2010 with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation or termination.

3.27 Affiliate Transactions. Except as set forth on Schedule 3.27, (a) neither Seller, any Affiliate of Seller, nor any of their respective officers or directors provides or causes to be provided any assets, services or facilities to Company or any of its Subsidiaries, (b) Company or any of its Subsidiaries does not provide or cause to be provided any assets, services or facilities to Seller, any Affiliate of Seller or any of their respective officers or directors and (c) neither Seller, any Affiliate of Seller or any of their respective officers or directors is party to a Contract with Company or any of its Subsidiaries.

3.28 NO ADDITIONAL REPRESENTATIONS OR WARRANTIES. EXCEPT AS PROVIDED IN THIS ARTICLE III, NONE OF SELLER, COMPANY, COMPANY’S SUBSIDIARIES NOR ANY OF THEIR RESPECTIVE AFFILIATES, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS, PARTNERS, MEMBERS OR OTHER REPRESENTATIVES HAS MADE, OR IS MAKING, ANY REPRESENTATION OR WARRANTY WHATSOEVER TO ACQUIROR OR ITS AFFILIATES AND NO SUCH PARTY SHALL BE LIABLE IN RESPECT OF THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO ACQUIROR OR ITS AFFILIATES. WITHOUT LIMITING THE FOREGOING, ACQUIROR ACKNOWLEDGES THAT IT, TOGETHER WITH ITS ADVISORS, HAS MADE ITS OWN INVESTIGATION OF COMPANY, ITS SUBSIDIARIES AND THE BUSINESS AND IS NOT RELYING ON ANY IMPLIED WARRANTIES OR UPON ANY REPRESENTATION OR WARRANTY WHATSOEVER AS TO THE PROSPECTS (FINANCIAL OR OTHERWISE) OR THE VIABILITY OR LIKELIHOOD OF SUCCESS OF THE BUSINESS OF COMPANY AND ITS SUBSIDIARIES AS CONDUCTED AFTER THE CLOSING, AS CONTAINED IN ANY MATERIALS PROVIDED BY SELLER, COMPANY, COMPANY’S SUBSIDIARIES OR THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS, PARTNERS, MEMBERS OR OTHER REPRESENTATIVES OR OTHERWISE, EXCEPT IN EACH CASE THE REPRESENTATIONS AND WARRANTIES PROVIDED IN THIS AGREEMENT. FOR THE PURPOSES HEREIN, ANY INFORMATION PROVIDED TO, OR MADE AVAILABLE TO, ACQUIROR BY OR ON BEHALF OF SELLER, COMPANY OR COMPANY’S SUBSIDIARIES OR THEIR RESPECTIVE AFFILIATES SHALL INCLUDE ANY AND ALL INFORMATION THAT IS CONTAINED OR POSTED IN ANY ELECTRONIC DATA ROOM ESTABLISHED BY SELLER OR ITS REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror represents and warrants to Seller as follows:

4.1 Organization. Acquiror has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. True, correct and complete copies of the organizational documents of Acquiror have been previously made available to Seller. Acquiror is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a material adverse effect on its ability to enter into this Agreement or consummate the transactions contemplated by this Agreement.

4.2 Due Authorization. Acquiror has the requisite corporate power and authority to execute and deliver this Agreement and (subject to the approvals discussed below) to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Acquiror and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of Acquiror. This Agreement has been duly and validly executed and delivered by Acquiror and constitutes a legal, valid and binding obligation of Acquiror, as applicable, enforceable against Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

4.3 No Conflict. Except as set forth on Schedule 4.3 attached hereto, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 or Schedule 4.5 attached hereto, the execution and delivery of this Agreement by Acquiror and the consummation of the transactions contemplated by this Agreement do not and will not violate any provision of, or result in the breach of, any applicable Law, the organizational documents of Acquiror or any Subsidiary of Acquiror, or any Contract to which Acquiror or any Subsidiary of Acquiror is a party or by which Acquiror or any Subsidiary of Acquiror may be bound, or terminate or result in the termination of any such Contract, or result in the creation of any Lien upon any of the properties or assets of Acquiror or any Subsidiary of Acquiror or constitute an event that, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien, except to the extent that the occurrence of the foregoing would not reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into this Agreement or consummate the transactions contemplated by this Agreement.

4.4 Litigation and Proceedings. There are no Actions at law or in equity or, to the knowledge of Acquiror, investigations pending by or before any Governmental Authority or, to the knowledge of Acquiror, threatened, against Acquiror that, if determined adversely, could reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into this Agreement and consummate the transactions contemplated by this Agreement. There is no unsatisfied judgment or any open injunction binding upon Acquiror that could reasonably be expected to have a material adverse effect on its ability to enter into this Agreement and consummate the transactions contemplated by this Agreement.

4.5 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Company and Seller contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of Acquiror with respect to the execution and delivery of this Agreement by Acquiror or the consummation of the transactions contemplated by this Agreement, except for (a) applicable requirements of the HSR Act, (b) as otherwise disclosed on Schedule 4.5, (c) applicable requirements, if any, of state securities or “blue sky” laws and (d) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not have a material adverse effect.

4.6 Financing. Acquiror has delivered to Company and Seller true and complete copies of the executed Commitment Letters in effect as of the date of this Agreement, and each fee letter associated with the Debt Financing (a “Debt Financing Fee Letter”) that contain any terms regarding the terms and conditions to funding or “market flex” provisions or other similar provisions (with all economic and non-conditionality terms being redacted). The Equity Financing Commitment Letter provides that Seller is a third party beneficiary of the equity commitments and other terms contained therein. The Commitment Letters have not been withdrawn or rescinded and the respective commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect. As of the date of this Agreement, Acquiror has not entered into any Contract or other arrangement relating to the financing of the transactions contemplated by this Agreement, other than as set forth in the Commitment Letters and any executed Debt Financing Fee Letter. Subject to the terms and conditions of the Commitment Letters and this Agreement and assuming that all of Company’s and Seller’s representations and warranties in this Agreement are true and correct, the aggregate proceeds of the Financing (including after giving effect to the exercise of any or all “market flex” provisions related thereto) will be sufficient to consummate the transactions contemplated by this Agreement, including the making of the Closing Date Payment on the Closing Date and any fees and expenses otherwise payable by Acquiror. Assuming the due authorization, execution and delivery of the other parties thereto, the Commitment Letters are in full force and effect and represent a valid, binding and enforceable obligation of the financing sources named therein to provide the financing contemplated thereby subject only to the satisfaction or waiver of the conditions set forth therein; except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding at law or in equity). Acquiror has fully paid (or caused to be paid) any and all fees and other amounts that are required by the Financing Commitments and are due and payable on or prior to the date of this Agreement in connection with the Financing. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Acquiror or, to the knowledge of Acquiror, any other party thereto under any of the Commitment Letters. There are no contractual conditions precedent related to the funding of the full amount of the Financing, other than the conditions set forth in the Commitment Letters or any executed Debt Financing Fee Letter.

4.7 Brokers’ Fees. Except fees described on Schedule 4.7 attached hereto (which fees shall be the sole responsibility of Acquiror), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates.

ARTICLE V

COVENANTS OF COMPANY AND SELLER

5.1 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, Company and its Subsidiaries shall, except (i) as contemplated by this Agreement, (ii) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or (iii) as required by applicable Law, use its commercially reasonable efforts to (A) operate the Business in the ordinary course and substantially in accordance with past practice and (B) maintain and preserve substantially intact its business organization and assets and retain the services of its key officers and key employees. Without limiting the generality of the foregoing, except as set forth on Schedule 5.1 attached hereto or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Company and its Subsidiaries shall not, except as otherwise contemplated by this Agreement:

(a) change or amend the certificate of incorporation, bylaws or other organizational documents of Company or any of its Subsidiaries, except as otherwise required by Law;

(b) enter into, modify or terminate any Contract of a type required to be listed on Schedule 3.12(a) (provided that the foregoing shall not prohibit allowing any such Contract to lapse at the end of the current term thereof);

(c) sell, assign, transfer, convey, lease or otherwise dispose of or suffer a Lien upon (other than a Permitted Lien) any assets or properties (other than the disposition of obsolete or worn-out assets), except for the sale of inventory in the ordinary course of business;

(d) except as otherwise required by Law or existing Company Benefit Plan or other Contract, (i) take any action with respect to the grant of any severance or termination pay (other than pursuant to policies or agreements of Company and its Subsidiaries in effect on the date of this Agreement) that will become due and payable to any employee that is an officer of Company or its Subsidiaries after the Closing Date, (ii) make any change in the management structure of Company or any of its Subsidiaries, including the hiring of additional officers or the termination of existing officers, other than in the ordinary course of business consistent with past practices, (iii) except in the ordinary course of business consistent with past practice, adopt, enter into or amend in any respect any Company Benefit Plan maintained solely for the benefit of employees of Company or any of its Subsidiaries or (iv) except in the ordinary course of business consistent with past practices, increase the level of compensation of any employee, director or consultant of Company or any of its Subsidiaries;

(e) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(f) make any loans or advances to any Person, except for advances to employees or officers of Company or any of its Subsidiaries for expenses incurred in the ordinary course of business;

(g) redeem, purchase or otherwise acquire any shares of its capital stock or other equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable or exercisable for any shares of its capital stock or other equity interests;

(h) adjust, split, combine or reclassify any of its capital stock or other equity interests;

(i) implement or adopt any change in its accounting principles, methods, classifications or practices other than as may be required by applicable Law or GAAP;

(j) adopt a plan of complete or partial liquidation, dissolution or recapitalization;

(k) make or change any material Tax election or change its method of accounting for income Tax purposes, amend any material Tax Return, enter into any closing agreement, settle any Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Company or any of its Subsidiaries, if such election, change, agreement, settlement or consent would have the effect of directly increasing the Tax liability of Company or any of its Subsidiaries for any period ending after the Closing Date;

(l) agree to make capital expenditures in excess of $500,000 in the aggregate, except as set forth in the Company’s 2012 budget, a copy of which has been provided to Acquiror, or fail to make any scheduled capital expenditures relating to Company or any of its Subsidiaries required to be made in the ordinary course of business consistent with past practice;

(m) declare or pay any non-cash dividends or declare any cash dividends that are payable after Closing;

(n) authorize, issue or sell any shares of capital stock or other equity; or

(o) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 5.1.

5.2 Access; Inspection.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, except as prohibited by applicable Law, Company shall, and shall cause its Subsidiaries and the officers, directors, employees, auditors and agents of Company and its Subsidiaries to, afford the officers, employees and other Representatives of Acquiror with access deemed reasonable by Company during normal business hours and upon advanced reasonable notice to Company, to the books and records of Company and each Subsidiary, in each case to the extent relating to the transition of the Business to Acquiror. Notwithstanding the foregoing, Company shall not be required to disclose any information to Acquiror if such disclosure would be reasonably likely to (i) jeopardize attorney-client or other legal privilege or (ii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof. Acquiror shall, and shall cause its Representatives to, act in a manner as not to unreasonably interfere with the operations of Company or any of its Subsidiaries. All requests for the access described herein shall be directed to Gary Castro or such other Person as Company may designate from time to time. Company shall confer on a regular and frequent basis, at Acquiror’s reasonable request, with Representatives of Acquiror to report on operational matters and the general status of ongoing operations.

(b) All information obtained by Acquiror pursuant to this Section 5.2, shall be kept confidential in accordance with the Confidentiality Agreement.

5.3 No Solicitation. Unless and until this Agreement has been terminated in accordance with its terms, Seller shall not, and shall cause Company and its Subsidiaries not to, directly, indirectly or through their officers, stockholders, directors, employees, Affiliates, and their respective financial advisors, consultants, attorneys and other agents and representatives (“Representatives”), engage in negotiations or discussions with, or furnish any confidential information or data to or access to the books, records, assets or personnel of Company and its Subsidiaries, or solicit, encourage, or respond to any proposals or inquiries from, or enter into any agreements with, any Person (or authorize or consent to any of the foregoing actions) relating to (a) any sale or other disposition of all or substantially all of the assets of the Business, (b) any merger, consolidation, share exchange, business combination or similar transaction involving Company or any of its Subsidiaries or (c) any direct or indirect acquisition of beneficial ownership of any equity securities of Company or any of its Subsidiaries, other than, in each case, with Acquiror or its Affiliates.

5.4 Competitive Matters.

(a) Noncompetition. For a period five (5) years commencing on the Closing Date (the “Noncompetition Period”), Seller shall not, and shall cause any Affiliates controlled by Seller not to, directly or indirectly, anywhere in any geographic area within North America (i) engage in any Prohibited Business (as defined below), (ii) take any action to invest in, own, manage, operate, control or participate in any Person engaging in the Prohibited Business or (iii) (A) solicit, sell, call upon, advise, do or attempt to do business with or otherwise contact in regard to diverting business away from Company or any of its Subsidiaries, any customer or supplier of the Business as of the Closing Date, including all customers who have, as of the Closing Date, nominated Company or any of its Subsidiaries to provide products in the future or (B) solicit, encourage or induce any such customer or supplier of the Business to terminate or materially and adversely alter its relationship with Company or any of its Subsidiaries; provided that this Section 5.4(a)(iii) shall not limit the ability of Seller and its Affiliates conduct commercial relationships in the ordinary course of business in their respective businesses other than the Prohibited Business with any customer or supplier of the Business. Notwithstanding the foregoing, neither Seller nor any of its Affiliates shall be prohibited from acquiring or owning (i) less than an aggregate of twenty percent (20%) of any class of equity interests in a Person engaged, directly or indirectly, in a Prohibited Business or (ii) a Person that engages, directly or indirectly, in a Prohibited Business if such Prohibited Business accounts for less than twenty percent (20%) of such Person’s consolidated annual revenues. “Prohibited Business” means the Business as conducted as of the Closing Date other than the design, manufacture and sale of the products set forth on Schedule 5.4(a).

(b) Solicitation of Company Employees. During the Noncompetition Period, Seller shall not, and shall cause any Affiliate controlled by Seller not to, directly or indirectly, solicit for employment any (i) key employee or senior management of Company or any of its Subsidiaries that is a Continuing Employee or (ii) other person who is employed as an officer of Company or any of its Subsidiaries as of the Closing Date and is a Continuing Employee; provided that the foregoing restriction shall not be deemed to prohibit Seller, or any Affiliates controlled by Seller, from making general public solicitations for employment for any position or from employing any employee of Company who (A) responds to such a general solicitation for employment, (B) has had his or her employment with Company terminated by Company, for any reason, for at least of ninety (90) days or (C) otherwise contacts Seller or its Affiliates, on his or her own initiative and without solicitation by Seller, or its Affiliates.

5.5 Affiliate Transactions; Excluded Contracts and Assets; Assumed Contracts and Assets.

(a) Except as set forth on Schedule 5.5(a), (i) all assets, services and facilities provided by or to Company or any of its Subsidiaries pursuant to Contracts set forth on Schedule 3.27 shall cease to be provided as of Closing, (ii) if Company or any of its Subsidiaries is a party to a Contract set forth on Schedule 3.27, such Contract shall be terminated as of Closing and (iii) all liabilities and obligations of Company or any of its Subsidiaries pursuant to any Contract set forth on Schedule 3.27 shall be satisfied on or prior to the Closing.

(b) At or prior to the Closing, Company and its Subsidiaries, as applicable, shall assign each Contract and asset set forth on Schedule 5.5(b) to, and related liabilities and obligations shall be assumed by, Seller or one of its Affiliates (other than Company or one of its Subsidiaries), in each case on terms reasonably satisfactory to Acquiror.

(c) At or prior to the Closing, Seller or one of its Affiliates (other than Company or one of its Subsidiaries), as applicable, shall assign each Contract and asset set forth on Schedule 5.5(c) to, and related liabilities and obligations shall be assumed by, Company or one of its Subsidiaries, in each case on terms reasonably satisfactory to Acquiror.

(d) Acquiror acknowledges that the Contracts set forth on Schedule 5.5(d) are with third parties to which Seller or an Affiliate of Seller is a party and such Contracts provide benefits to Company or one of its Subsidiaries (collectively, “Shared Contracts”). Seller shall cooperate with Acquiror and use reasonable efforts to implement, at Acquiror’s cost, Contracts between the third party to each Shared Contract and Company or one of its Subsidiaries that provide benefits to Company and its Subsidiaries comparable to those received pursuant to such Shared Contract prior to the Closing.

5.6 Nondisclosure of Proprietary Information.

(a) Seller hereby acknowledges that during the course of Seller’s association with the Business, Seller has gained and may continue to gain certain confidential and proprietary information and trade secrets of the Business including, without limitation, some or all of the following: information with respect to the Business’ bids; projects; pricing methods; contractors and subcontractors; operations; processes; protocols; products; inventory; ideas; designs, inventions; business practices; finances; potential customers and suppliers; marketing methods; costs; contractual relationships; regulatory status; compensation paid to employees or other terms of employment; dealers; distributors; sales; costs; pricing; strategies; forecasts and long range plans; financial and tax matters; manufacturing strategies and techniques; personnel; business, marketing and operational matters; projections; plans and opportunities; product formulas; and customer, vendor, and supplier data (collectively, “Proprietary Information”).

For the Non-Competition Period, Seller shall, and shall cause Affiliates controlled by Seller to, maintain in confidence and shall not directly or indirectly disseminate, disclose or publish, or use in any manner materially detrimental to the Business, any Proprietary Information or deliver to any Person any document, record, notebook, computer program or similar repository of or containing any Proprietary Information. Notwithstanding anything to the contrary set forth herein, Proprietary Information shall not include: (i) any information which is in the public domain or otherwise becomes generally known within the Business’ industry (other than by means of Seller’s or any Affiliate controlled by Seller (or their respective directors’, officers’, employees’ or agents’) direct or indirect disclosure of such Proprietary Information in violation of this obligations under this Section 5.6(a)); (ii) any information which enters the public domain or otherwise becomes generally known within the Business’ industry (other than by means of Seller’s or any Affiliate controlled by Seller (or their respective directors’, officers’, employees’ or agents’) direct or indirect disclosure of such Proprietary Information in violation of its obligations under this Section 5.6(a)); (iii) any information known by Seller prior to the date on which Seller first became associated with the Business or subsequently developed by Seller without reference to other Proprietary Information; or (iv) any information disclosed to Seller from any third Person on a non-confidential basis; provided that such third Person is not, to the knowledge of Seller, in violation of any other obligation of confidentiality or non-use. The Parties hereby stipulate and agree that as among them, the Proprietary Information identified herein is important, material and affects the successful conduct of the Business.

(b) Notwithstanding the foregoing, Seller may disclose Proprietary Information if legally required (in response to a lawful and valid subpoena, oral questions, requests for information or documents, civil investigative demand, other legal process or pursuant to applicable Law), but (i) shall, to the extent legally permitted, give Acquiror notice thereof as promptly as practicable, (ii) shall, as much in advance of the return date as reasonably possible and to the extent legally permitted, make available to Acquiror and their counsel the documents and other information sought and (iii) shall use reasonable commercial efforts to assist such counsel in resisting or otherwise responding to such process at Acquiror’s sole cost and expense.

5.7 Release. Seller, on behalf of itself and any Affiliate controlled by Seller, hereby (a) fully settles, releases and forever discharges Acquiror and its Affiliates (including Company and each of its Subsidiaries after the Closing) and their respective Related Persons (collectively, the “Released Persons”) from any and all any or all of the following: actions, causes of action (in law or in equity), suits, debts, liens, agreements, promises, liabilities, claims, counterclaims, cross-claims, demands, damages, losses, attorneys or consultants fees, costs or expenses, of any nature whatsoever (including but not limited to, direct, indirect, consequential, exemplary, special or punitive); whether known or unknown, suspected or unsuspected, fixed or contingent, and whether founded in tort, contract, statute, common law, administrative regulation, or any duties arising thereunder or otherwise (including contribution) (“Claims”, each a, “Claim”); provided that with respect to Related Persons, Claims shall include any Claim arising out of, based upon, or relating, in whole or in part, to Acquiror and its Affiliates or any of their respective businesses; and provided, further, that the Claims shall not include any Claims of Seller or any of its Affiliates arising out of or related to this Agreement or any other transaction documents and (b) covenants not to sue or otherwise assert in any forum any Claim against any Released Person, in the case of (a) and (b), arising out of based upon, or relating to any act, omission, event, condition or circumstance occurring or existing at any time on or prior to the Closing Date in respect of the Business and the consummation of the transaction contemplated hereunder. This Section 5.7 covers, among other things, Claims which are unknown or unsuspected. Seller acknowledges that it is aware that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Section 5.7, but Seller agrees to remain bound hereby and hereby fully releases all Claims without regard to the subsequent discovery or existence of different or additional facts and waives the protection of any statute or doctrine limiting a release of unknown or unsuspected Claims.

5.8 Insurance. Seller shall not release, void, impair, terminate or cancel any insurance policy that provides coverage to Company or any of its Subsidiaries without the prior written consent of Acquiror, which consent shall not be unreasonably conditioned, withheld, or delayed. Within ninety (90) days after the Closing Date, Seller shall provide Acquiror with copies of all insurance policies that provide coverage to Company or any of its Subsidiaries, all evidence of such insurance policies, and all claims, premium and similar information and documentation that relates to the existence or satisfaction of deductible, self insured retention or retrospective premium provisions in any such insurance policies; provided that if any such policies, information or documentation is not in the possession of Seller, Seller shall cooperate with Acquiror to collect such policies, information and documentation from insurance companies and other third parties.

ARTICLE VI

COVENANTS OF ACQUIROR

6.1 Director and Officer Liability and Indemnification.

(a) Following the Closing, Seller shall renew for a period of at least six (6) years from the Closing Date any directors’ and officers’ liability insurance or fiduciary liability insurance covering the directors and officers of Company or any of its Subsidiaries in effect on the date of this Agreement (each, an “Existing Policy”), which renewal shall provide substantially the same kind and quality of coverage. Seller shall not terminate or agree to terminate any Existing Policy, or fail to renew or pay any premiums due under any Existing Policy unless, in either case, Seller obtains a replacement policy from an insurance carrier with the same or a better credit rating than the insurance carrier under such Existing Policy with benefits and levels of coverage substantially as favorable as such Existing Policy. Seller shall notify Acquiror at least five (5) Business Days prior to terminating or not renewing any Existing Policy and shall provide any documentation reasonably requested by Acquiror to demonstrate Seller’s compliance with the first sentence of this Section 6.1(a). Following the Closing, Seller shall cooperate with, and take all actions reasonably requested by, Acquiror, Company or any of its Subsidiaries, or their respective directors, officers or employees in order to permit such Persons to make and pursue any claims of such Persons under Seller’s insurance policies, to the extent such policies cover directors’ and officers’ liability insurance or fiduciary liability insurance, and Seller shall not take any action to withhold coverage of such Persons.

(b) In the event Seller (or any of its successors or assigns) (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, Seller shall purchase a run-off insurance policy to provide similar coverage provided by the insurance policies provided for in Section 6.1(a), which shall cover any remaining portion of the six (6) year period following the Closing Date.

6.2 Employment Matters.

(a) Acquiror agrees prior to the Closing Date to cooperate with and to provide information to Seller, Company and its Subsidiaries as necessary or appropriate to comply with or satisfy any requirement or custom to consult with or provide information to, with respect to any of the transactions contemplated by this Agreement, any labor organization representing or related to employees of Company or any of its Subsidiaries.

(b) No provision of this Agreement shall be construed as a guarantee of continued employment of any employees of Company or its Subsidiaries (the “Continuing Employees”), and this Agreement shall not be construed so as to prohibit Acquiror or any of its Subsidiaries from having the right to terminate the employment of any Continuing Employee; provided that any such termination is effected in accordance with applicable Law and the terms of the collective agreements set forth on Schedule 6.2(a).

(c) From and after the Closing Date, Acquiror shall give each Continuing Employee full credit, where applicable, under any employee benefit plans, arrangements, collective bargaining agreements and employment-related entitlements for such Continuing Employees’ service with Seller (except for the accrual of benefits under a Pension Plan; provided that the Pension Plan is not subject to a collective bargaining agreement) and with respect to any predecessor employer, to the same extent recognized by Seller, to the extent commercially feasible.

(d) From and after the Closing Date, Acquiror shall provide or cause to be provided coverage to all Continuing Employees and their respective spouses and dependents, under a group health plan sponsored by Acquiror or an Affiliate of Acquiror. Acquiror shall be solely responsible for post-Closing compliance with the requirements of Section 4980B of the Code and part 6 of subtitle B of Title I of ERISA (“COBRA”), including the provision of continuation coverage with respect to all Continuing Employees for whom a qualifying event occurs in connection with, on or after the Closing Date. For purposes of this Section 6.2, the terms “group health plan,” “continuation coverage” and “qualifying event” shall have the meanings ascribed to them in COBRA.

(e) Effective as of the Closing Date, Continuing Employees and their applicable dependents shall cease to accrue benefits under any Seller Benefit Plans. Immediately upon, and contingent upon, the Closing Date, Seller shall cause each Continuing Employee who is a participant in the Seller 401(k) Plan to become fully vested in his or her accounts under such Seller 401(k) Plan. As soon as practicable after Closing, Acquiror shall establish a defined contribution Qualified Plan (“Acquiror Qualified Plan”), and, prior to Closing, Seller shall amend the Seller 401(k) Plan so as to not provide for distributions to any Continuing Employee solely as a result of the transaction contemplated by this Agreement. As soon as administratively feasible after the Closing Date (which date shall hereinafter be referred to as the

(“Plan Account Transfer Date”), the trustee of the Seller 401(k) Plan shall transfer to the trustee of the Acquiror Qualified Plan the account balance of each Continuing Employee in the Seller 401(k) Plan (inclusive of any outstanding loans from the Seller 401(k) Plan to a Continuing Employee) by a plan-to-plan transfer. Acquiror shall be responsible for all costs or expenses incurred in effecting such plan-to-plan transfer. Seller and Acquiror represent and warrant that the Seller 401(k) Plan and the Acquiror Qualified Plan and their related trust, respectively, will satisfy the requirements for qualification under Section 401(a) and related sections of the Code in all material respects as of the Plan Account Transfer Date. The transfer of account balances described herein shall comply with applicable Law, and each Party shall make all filings and take any actions required of such Party under applicable Law in connection therewith.

(f) On or before the Closing, Seller and Company shall terminate Company’s and each of its Subsidiary’s participation in each of the Seller Benefit Plans. From and after the Closing, Seller shall be liable for all benefits payable under all Seller Benefit Plans, and Company and its Affiliates shall have no liability with respect to the Seller Benefit Plans. Each Party shall use its commercially reasonable efforts to cooperate in connection with the administration of Seller Benefit Plans and administration and transfer of plan sponsorship of Company Benefit Plans.

(g) This Agreement is not intended by the parties to (i) constitute an amendment to any Plan, (ii) obligate Acquiror, Company or any of its Subsidiaries to maintain any particular compensation or benefit plan, program, policy or arrangement or (iii) create any obligation of the Parties with respect to any employee benefit plan of Acquiror, Company or any of its Subsidiaries.

6.3 Use of Names and Trademarks. The Parties acknowledge that Seller and its Affiliates are retaining all rights with respect to the name “Tomkins” and all derivations thereof (collectively, the “Tomkins Marks”). As soon as reasonably practical after the Closing Date, but in any event within sixty (60) days after the Closing Date, Acquiror will cease to use the Tomkins Marks in any form and will, at its own expense, (a) remove any and all exterior signs and other identifiers located on each of Company’s and its Subsidiaries’ property or premises that refer or pertain to or that include the Tomkins Marks and (b) remove from Company’s and its Subsidiaries’ letterhead, envelopes, invoices, supplies, labels, packaging, advertising, catalogues, product brochures, websites, website publications and other communications media of any kind all references to the Tomkins Marks.

6.4 Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a) Acquiror waives and shall not assert, and agrees to cause Company and its Subsidiaries to not assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller, Company, any Company Subsidiary or any officer, employee or director of Seller (any such Person, a “Designated Person”) in any matter involving this Agreement or any other agreements or transactions contemplated by this Agreement, by any legal counsel (a “Pre-Closing Counsel”) currently representing any Designated Person in connection with this Agreement or any other agreements or transactions contemplated by this Agreement (the “Current Representation”).

(b) Acquiror waives and shall not assert, and agrees to cause Company and its Subsidiaries to waive and to not assert, any attorney-client privilege with respect to any communication between Pre-Closing Counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Acquiror and, following the Closing, with Company, it being the intention of the Parties that all rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by Seller; provided that the foregoing waiver and acknowledgment of retention shall not extend to any communication not involving this Agreement or any other agreements or transactions entered into by Seller in connection with the transactions contemplated by this Agreement, or to communications with any Person other than the Designated Persons; provided, further, however, that Seller shall not waive such attorney-client privilege without the prior written consent of Company. Acquiror hereby agrees to, and agrees to cause Company and its Subsidiaries to after the Closing, take all steps reasonably necessary to ensure that any such privilege shall survive the Closing and shall remain in effect thereafter; provided that from and after the Closing, such privilege shall be controlled by Seller and not Company and its Subsidiaries; provided, further, however, that Seller shall not waive such attorney-client privilege without the prior written consent of Company.

(c) Acquiror acknowledges and agrees that effective upon the Closing all Excluded Information constitutes the sole and exclusive property of Seller, and neither Company, its Subsidiaries, nor Acquiror shall have any right, title or interest in or to any such Excluded Information. Acquiror and Company hereby agree that Seller shall have the right, subject to applicable Law to take such actions, and execute and deliver such documents, as may be necessary or appropriate, in order to remove the Excluded Information from the possession and control of Company or its Subsidiaries, as applicable, prior to the Closing, including deleting or transferring Excluded Information from Company’s and its Subsidiaries’ computer servers and network.

(d) This Section 6.4 shall be irrevocable, and no term of this Section 6.4 may be amended, waived or modified, without the prior written consent of Seller.

6.5 Access to Books and Records. From and after the Closing, upon reasonable notice, Acquiror shall, and shall cause each of its Subsidiaries to, provide Seller and its authorized Representatives with reasonable access (for the purposes of examining and copying), during normal business hours, to the books and records of Company and its Subsidiaries in connection with any matter relating to or arising out of this Agreement or the transactions contemplated by this Agreement or with respect to periods or occurrences prior to or on the Closing Date; provided, however, that such access does not unreasonably interfere with the normal business operations of Acquiror. Unless otherwise consented to in writing by Seller, Acquiror shall not, and shall not permit any of its Subsidiaries to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of any of its Subsidiaries (relating to the Business) for any period prior to the Closing Date without first giving reasonable prior notice to Seller and offering to surrender to Seller such books and records or any portion thereof which Acquiror or any of its Subsidiaries may intend to destroy, alter or dispose of.

6.6 Supplemental Disclosure. Seller or Company shall, from time to time prior to or at the Closing, by notice in accordance with Section 11.2, supplement, amend or create any Schedule in order to add information or correct previously supplied information in a reasonably prompt manner upon the determination by Seller or Company of any matter arising or discovered after the date of this Agreement which, if existing or known to Seller or Company as the execution of this Agreement would have been required to be set forth in the Schedules hereto. It is specifically agreed that such Schedules may be amended to add immaterial, as well as material, items thereto. No such supplement, amendment or addition shall be deemed to amend or supplement the Schedules for purposes of ARTICLE VIII or ARTICLE X. Any failure by Seller or Company to supplement, amend or create any Schedule shall not constitute a breach of this Agreement or of any of Seller’s or Company’s representations, warranties or covenants contained herein.

6.7 Solicitation of Seller Employees. During the Noncompetition Period, Acquiror shall not, and shall cause its Affiliates, including Company, not to, directly or indirectly, solicit for employment any (i) key employee or senior management of Seller or any of its Affiliates or (ii) other person who is employed as an officer of Seller, or any of its Affiliates, as of the Closing Date; provided that the foregoing restriction shall not be deemed to prohibit Acquiror or any of its Affiliates, including Company, from making general public solicitations for employment for any position or from employing any employee of Seller or any of its Affiliates who (A) responds to such a general solicitation for employment, (B) has had his or her employment with Seller and its Affiliates terminated, for any reason, for at least of ninety (90) days or (C) otherwise contacts Acquiror or any of its Affiliates, including Company, on his or her own initiative and without solicitation by Acquiror or its Affiliates, including Company.

6.8 Surety Bond Replacement. Acquiror shall use reasonable best efforts to replace, at its sole cost and expense, effective as of the Closing Date, all reimbursement obligations of Seller or its Affiliates to the surety bonds that are set forth on Schedule 6.8. To the extent Acquiror is unable to replace such reimbursement obligations, Acquiror shall provide Seller with a back-to-back guarantee, letter of credit or other reasonably acceptable credit support arrangement in respect of such unreleased obligations within thirty (30) days after Closing and shall continue to use commercially reasonable efforts to replace such reimbursement obligations as soon as reasonably practicable.

ARTICLE VII

JOINT COVENANTS

7.1 Support of Transaction. Without limiting any covenant contained in ARTICLE V or ARTICLE VI, Acquiror, Seller and Company shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated by this Agreement, (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror,

Seller or their respective Affiliates are required to obtain in order to consummate the transactions contemplated by this Agreement and (c) take such other actions as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of ARTICLE VIII or otherwise to comply with this Agreement and to consummate the transactions contemplated by this Agreement as soon as practicable. Notwithstanding the foregoing, in no event shall Seller, Company or any of Company’s Subsidiaries or Acquiror be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the transactions contemplated by this Agreement pursuant to the terms of any Contract to which such Person is a party.

7.2 Antitrust Notifications.

(a) As promptly as possible after the date of this Agreement, but in any event within five (5) Business Days following the date of this Agreement, each of Acquiror and Company shall file, or cause its appropriate Affiliate to file, with the Antitrust Authority all notifications required by the HSR Act (the “Antitrust Notifications”) with respect to the transactions contemplated by this Agreement. Acquiror and Seller each shall be responsible for one-half (1/2) of the applicable filing fees required in connection with such Antitrust Notifications. Each of Acquiror and Company shall request, in such Party’s Antitrust Notification filed in accordance with the HSR Act, early termination of the applicable waiting period under the HSR Act. Each of Acquiror and Company agree that, during the term of this Agreement, it will not withdraw any Antitrust Notification without the written consent of the other Party or enter into any timing agreement with any Antitrust Authority without the prior written consent of the other Party. Each of Acquiror and Company shall furnish promptly to the Antitrust Authority and any other requesting Governmental Authority any additional information requested from either of them in connection with such Antitrust Notifications.

(b) Subject to applicable Law and all privileges, including the attorney-client privilege, Acquiror and Company shall cooperate fully with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other Party and its advisors prior to filing or responding and will:

(i) furnish to the other Party such necessary information and assistance as the other Party may reasonably request in connection with its preparation of any Antitrust Notifications;

(ii) keep the other Party reasonably informed of any communication received by such Party from, or given by such Party to, any Antitrust Authority regarding the contemplated transactions between the Parties, and any communications received or given in connection with any proceeding by a private party regarding the transactions contemplated in this Agreement;

(iii) provide copies of any written communications received from or given to any Antitrust Authority, unless prohibited by applicable Law; and

(iv) permit the other Party to review and incorporate the other Party’s reasonable comments in any communication given by it to any Antitrust Authority or in connection with any proceeding by a private party related to the HSR Act, or any other antitrust Law, with any other person.

7.3 Financing.

(a) Each of Company and Seller shall use its commercially reasonable efforts to provide such assistance (and shall cause its Subsidiaries and their respective Representatives to use their respective commercially reasonable efforts to provide such assistance) with the Debt Financing (including, without limitation, with respect to timeliness) as is reasonably requested by Acquiror. Such assistance shall include: (i) participation in meetings, drafting sessions and due diligence (including accounting due diligence sessions) and sessions with rating agencies, prospective lenders and investors; (ii) furnishing Acquiror and its financing sources with financial and other pertinent information regarding Company and its Subsidiaries as may be reasonably requested by Acquiror to consummate the Debt Financing, (iii) assisting Acquiror and its financing sources in the preparation of (A) an offering document for any portion of the Debt Financing and (B) materials for rating agency presentations, (iv) cooperating with the marketing efforts of Acquiror and its financing sources for any portion of the Debt Financing; (v) facilitating the pledging of collateral and perfection of liens security and, with respect to Company and its Subsidiaries, the providing of guarantees supporting the Debt Financing; (vi) taking such actions as promptly as practicable (but in any event, prior to the Termination Date) as are reasonably requested by Acquiror to facilitate the satisfaction on a timely basis of all conditions to obtaining the Debt Financing, including without limitation, delivery by Company’s chief financial officer (or other equivalent officer) on the Closing Date of customary solvency certificates with regard to Company and its Subsidiaries; provided that no obligation under any such certificate shall be effective until the Closing; (vii) delivering to Acquiror unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of Company and its Subsidiaries for each subsequent fiscal quarter and month after December 31, 2011 ended, in each case, at least 30 days before the Closing Date; and (viii) causing Company’s independent auditors to reasonably cooperate in connection with the Debt Financing. Company and each of its Subsidiaries hereby consents to the reasonable use of all of its logos, names, and trademarks in connection with the Debt Financing; provided that such logos, names and trademarks shall be used solely in a manner that is not intended or reasonably likely to harm or disparage Company or any of its Subsidiaries, or any of their reputation or goodwill. Nothing contained in this Section 7.3(a) or otherwise shall require Seller, Company or any of its Subsidiaries to be an issuer or other obligor with respect to the Debt Financing prior to the Closing Date. All material, non-public information regarding Company and its Subsidiaries or their respective Affiliates or Representatives pursuant to this Section 7.3(a) shall be kept confidential in accordance with the Confidentiality Agreement, except for disclosure to potential lenders and investors as required in connection with the Debt Financing subject to customary confidentiality protections; provided that neither Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or expense or incur any other liability in connection with the Debt Financing; and provided, further, that such requested cooperation does not unreasonably interfere with the ongoing operations of Company and its Subsidiaries. In the event that the Closing does not occur, Acquiror shall indemnify and hold harmless Seller, Company, its Subsidiaries and their respective Affiliates from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Debt Financing, except to the extent any of the forgoing arise from the bad faith, gross negligence or willful and intentional misconduct of, or material breach of this Agreement by, Seller, Company or any of its Subsidiaries, as applicable.

(b) Acquiror shall use its reasonable best efforts to obtain the Financing on and subject to the terms and conditions described in the Commitment Letters (or replacement financing obtained in compliance with this Section 7.3(b)), including using its reasonable best efforts to: (i) maintain in effect the Commitment Letters in the form attached to this Agreement (or replacement financing obtained in compliance with this Section 7.3(b)) in accordance with the terms thereof, (ii) cause the Equity Financing to be consummated at or prior to the Closing, (iii) satisfy on a timely basis all conditions to the Financing set forth in the Commitment Letters (or replacement financing obtained in compliance with this Section 7.3(b)), and use reasonable best efforts to cause such Persons providing the Financing to fund the Financing required to consummate the transactions contemplated by this Agreement; provided, however, that Acquiror shall not be required to pursue any Action to enforce such rights under the Financings. Acquiror shall give Seller prompt notice of (i) any breach by any party to the Commitment Letters or the Debt Financing Documents or (ii) any event that would reasonably be expected to (A) delay or prevent the Closing or (B) make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely. Acquiror shall not permit any amendment, modification, supplement, restatement, assignment, substitution or replacement of any of the Commitment Letters (or replacement financing obtained in compliance with this Section 7.3(b)), without the prior written consent of Seller, if such amendment, modification, supplement, restatement, assignment, substitution or replacement (i) reduces the aggregate amount of the Financing that will be available on the Closing Date in order to consummate the transactions contemplated by this Agreement from that contemplated in the Debt Financing Commitment Letters or the Equity Financing Commitment Letter or (ii) imposes new or additional conditions or other terms or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing or other terms in a manner that would reasonably be expected to (A) delay or prevent the Closing or (B) make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur. For purposes of clarification, the foregoing shall not prohibit Acquiror from amending the Debt Financing Commitment Letter and any related fee letter to (i) add or replace lender(s), lead arrangers, book runners, syndication agents or similar entities (and Affiliates of any of the foregoing) as a party thereto, (ii) make such other changes that would not adversely impact the ability of Acquiror to consummate the transactions contemplated by this Agreement or (iii) replace any Debt Financing Commitment Letter that is withdrawn by a financing source or replace any Debt Financing Commitment Letter that contains a condition precedent which Acquiror believes in good faith will not be satisfied. Acquiror shall keep Seller informed in reasonable detail of the status of its efforts to arrange the Financing. In the event that any portion of the Financing becomes unavailable on the terms and conditions set forth in the Commitment Letters, Acquiror shall promptly notify Seller and use its reasonable best efforts to obtain any such portion from alternative sources on terms not less beneficial, in the aggregate, to Acquiror and that will still enable Acquiror to consummate the transactions contemplated by this Agreement, as promptly as practicable. Acquiror shall deliver to Seller true and complete copies of all Contracts or other arrangements pursuant to which any such source have committed to provide such alternative portion of the Financing.

7.4 Tax Matters.

(a) Tax Indemnification. Seller shall indemnify and hold Acquiror Indemnified Parties harmless from and against all Taxes (or the non-payment thereof) of Company and its Subsidiaries for all Pre-Closing Tax Periods and the portion of all Straddle Periods beginning on or before and ending on the Closing Date, as well as all reasonable professional fees and similar expenses incurred; provided that no indemnity shall be provided under this Section 7.4 for (A) any Taxes to the extent of any reserve or liability for Taxes that is reflected in the calculation of Net Working Capital, (B) any reduction in, or the availability of or failure to obtain, any net operating loss, capital loss, Tax credit carryover or other Tax asset or Relief, (C) any Taxes arising out of or in connection with any transaction of Company or any of its Subsidiaries that occurs on the Closing Date or after the Closing and is not in the ordinary course of business, (D) any Taxes arising out of or in connection with any transaction of Company or any of its Subsidiaries or any event that occurs after the Closing Date or any Income, Profits or Gains earned, accrued or received after the Closing Date, (E) any Taxes which arise as a result of a change in legislation (including a change in regulations) or in the published practice of any Governmental Authority, a change in the judicial interpretation of the Law or an increase in the rates of Tax, in each case, not actually in force at the date of this Agreement, (F) any Taxes which would not have arisen but for a voluntary act, omission or transaction of Company or any of its Subsidiaries, Acquiror or any of its Affiliates which occurs after the Closing or (G) any Taxes which would not have arisen but for the failure of Acquiror to comply with its obligations under this Section 7.4. Notwithstanding any provision of this Agreement to the contrary, (1) the indemnification obligations of Seller pursuant to this Section 7.4 shall survive the Closing and continue in full force and effect until the sixty (60) days after the expiration of all applicable statute of limitations (including all periods of extension, whether automatic or permissive), unless Acquiror Indemnified Parties deliver to Seller, before the expiration of such period, a notice alleging, in good faith and in reasonable detail the facts giving rise to the indemnification obligation of Seller under this Section 7.4, in which case, the applicable indemnification obligations of Seller pursuant to this Section 7.4 shall survive until, and only for purposes of, the resolution of the matter covered by such notice, (2) this Section 7.4, and not Section 10.2(a), shall control in respect of any Taxes resulting from any breach of any representation, warranty, covenant or agreement and (3) the indemnification obligations of Seller under this Section 7.4 shall be subject to the limitations set forth in Section 10.4.

(b) Allocation of Taxes. Acquiror and Seller agree that if the purchase of Company or any of its Subsidiaries causes the termination of the taxable period of Company or any of its Subsidiaries for income or corporation Tax purposes, they shall, and shall cause their Affiliates to, treat the Closing Date as the last day of the taxable period to the extent permitted by Law. Without limiting the foregoing, the Parties acknowledge that Company and its Subsidiaries shall cease to be members of the affiliated group of corporations of which Seller is a member within the meaning of Code §1504, and any comparable or similar provision of state, local or foreign Law (the “Tomkins US Affiliated Group”), at the end of the day on the Closing Date. In the case of any Straddle Period, the amount of any Taxes that are allocable to the portion of such Straddle Period beginning on or before and ending on the Closing Date shall (i) in the case of ad valorem or property Taxes, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period before and including the Closing Date and the denominator of which is the total number of calendar days in the Straddle Period and (ii) in the case of all other Taxes, be determined based on an interim closing of the books as of the close of business on the Closing Date.

(c) Responsibility for Filing Tax Returns.

(i) The Parties acknowledge that the income and operations of Company and its Subsidiaries shall be included in the consolidated, unitary or combined Tax Returns of the Tomkins US Affiliated Group (each a “Combined Tax Return” and collectively the “Combined Tax Returns”) for Tax periods of Company and its Subsidiaries ending on or prior to the Closing Date, and Seller or their Affiliates shall pay any and all Taxes due with respect to such Combined Tax Returns. Acquiror shall have no rights to prepare, review or comment on any such Combined Tax Returns in which Company and its Subsidiaries are included. Seller shall prepare or cause to be prepared and shall timely file or cause to be filed all (A) Tax Returns of Company and its Subsidiaries (other than Combined Tax Returns) which are required to be filed (taking into account any extensions of time to file) on or prior to the Closing Date and (B) income and franchise (in lieu of income) Tax Returns of Company and its Subsidiaries (other than Combined Tax Returns) for Tax periods ending on or before the Closing Date which are required to be filed (taking into account any extensions of time to file) after the Closing Date, and shall pay or cause to be paid any and all Taxes due (taking into account any extensions of time to pay) with respect to such Tax Returns described in this sentence; provided, however, that Acquiror shall promptly reimburse Seller for the payment of any such Taxes to the extent such Taxes were included in any reserve or liability for Taxes reflected in the calculation of Net Working Capital. All Tax Returns described in the preceding sentence (such Tax Returns, excluding, for the avoidance of doubt, Combined Tax Returns, “Pre-Closing Tax Returns”) shall be prepared in a manner consistent with prior practice of Company and its Subsidiaries unless a past practice has been finally determined to be incorrect by the applicable Governmental Authority or a contrary treatment is required by applicable Law. Seller shall deliver all such Pre-Closing Tax Returns (other than, for the avoidance of doubt, Combined Tax Returns) to Acquiror at least twenty (20) days before the due date thereof. Seller shall permit Acquiror to review and comment on each such Tax Return prior to filing, which comments Seller shall consider in good faith. If applicable, Acquiror and Company or any of its Subsidiaries shall be responsible for signing and timely filing any Tax Returns described in this Section 7.4(c)(i).

(ii) Acquiror shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns required to be filed (taking into account any extensions of time to file) by Company and its Subsidiaries after the Closing Date (other than the Tax Returns for which Seller or their Affiliates are responsible under Section 7.4(c)(i)). With respect to such Tax Returns that are required to be filed for Pre-Closing Tax Periods and Straddle Periods (collectively, “Seller Returns”), such Seller Returns shall be prepared by Acquiror in a manner consistent with past practice of Company and its Subsidiaries unless a past practice has been finally determined to be incorrect by the applicable Governmental Authority or a contrary treatment is required by applicable Law. Acquiror shall deliver all Seller Returns to Seller at least twenty (20) days before the due date thereof. Acquiror shall permit Seller to review and comment on each such Seller Return prior to filing and shall make such revisions to such Seller Returns as are reasonably requested by Seller. In the event of a dispute between the Parties with respect to any item on any Seller Return, the Parties shall act in good faith to resolve any such dispute prior to the date on which such Seller Return is required to be filed. Acquiror agrees to file or cause to be filed all permitted extensions of time to file such Seller Returns as shall be reasonably required to allow any such dispute to be resolved. If the Parties cannot resolve any disputed item, the item or items in question shall be resolved in a manner similar to that set forth in Section 2.6; provided that such disputes shall not prevent the timely filing of any Seller Return. Acquiror shall remit or cause to be remitted all Taxes in respect of Tax Returns described in this Section 7.4(c)(ii); provided that not later than two (2) Business Days before the due date for payment of Taxes with respect to any Seller Return (taking into account any extensions of time to pay), Seller shall pay to Acquiror an amount equal to that portion of the Taxes shown on such Seller Return for which Seller has an indemnification obligation pursuant to Section 7.4(a) above.

(d) Refunds and Tax Benefits. Except to the extent reflected as an asset in the calculation of Net Working Capital, any Tax refunds that are received by Acquiror or Company and its Subsidiaries, and any amounts credited against Tax to which Acquiror or Company and its Subsidiaries become entitled, in each case, that relate to Tax periods or portions thereof ending on or before the Closing Date and including any interest paid thereon (collectively, “Tax Refunds”) shall be for the account of Seller and their Affiliates (other than Company and its Subsidiaries). Acquiror shall promptly notify Seller in writing of any Tax Refunds received by or payable to Company and its Subsidiaries after the Closing. Acquiror shall pay over to Seller any such Tax Refund within thirty (30) days after receipt or realization thereof. Acquiror shall cooperate, and cause Company and its Subsidiaries to cooperate, in obtaining any Tax Refund that Seller reasonably believes should be available, including without limitation, through filing appropriate forms with the applicable Governmental Authority.

(e) Cooperation on Tax Matters; Tax Audits.

(i) Acquiror and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any Tax Audit or other Action with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any Tax Audit or other Action with respect to Taxes and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree (A) to retain all books and records with respect to Tax matters pertinent to Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Acquiror or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority and (B) to give the other Party written notice at least ninety (90) days prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Acquiror or Seller, as the case may be, shall allow the other Party to take possession of such books and records.

(ii) Seller shall have the sole right to represent (through counsel of its choice at its expense) Company’s and its Subsidiaries’ interests in respect of, and shall have control of the defense, compromise or other resolution of, any audit or examination (“Tax Audit”) or Action relating to (A) any Pre-Closing Tax Period and (B) the Tomkins US Affiliated Group; provided, however, that Seller shall allow Company and its counsel to participate, at Company’s sole expense, in any such Tax Audit or Action solely to the extent such Tax Audit or Action relates to Company and/or its Subsidiaries and the resolution of such Tax Audit or Action would adversely affect Company or any of its Subsidiaries after the Closing Date. In the case of a Straddle Period (other than any Straddle Period with respect to the Tomkins US Affiliated Group), Seller shall be entitled to participate at their expense in any Tax Audit or Action relating in any part to Taxes attributable to the portion of such Straddle Period deemed to end on the Closing Date and, with the written consent of Acquiror (which shall not be unreasonably withheld, conditioned or delayed), at Seller’s sole expense, may assume the control of such entire Tax Audit or Action. None of Acquiror, any of its Affiliates or Company and its Subsidiaries may settle or otherwise dispose of any Tax Audit or Action for which Seller or any of its Affiliates may have liability, or which may result in an increase in Seller’s or any of its Affiliates’ liability, without the prior written consent of Seller, which consent may be withheld in the sole discretion of Seller, unless Acquiror fully indemnifies Seller and its Affiliates in writing with respect to such liability in a manner satisfactory to Seller. In the event of any conflict between ARTICLE X and this Section 7.4(e)(ii), this Section 7.4(e)(ii) shall control.

(iii) Acquiror and Seller further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated by this Agreement).

(iv) Acquiror and Seller further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code §6043, or Code §6043A, or Treasury Regulations promulgated thereunder.

(v) Neither Acquiror nor any of its Affiliates shall (or shall cause or permit Company and its Subsidiaries to) amend, refile, withdraw or otherwise modify any Tax Return, claim, surrender, notice or consent in respect of Tax relating in whole or in part to Company and its Subsidiaries with respect to Tax periods or portions thereof ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of Seller, which consent may be withheld in the sole discretion of Seller.

(vi) Seller shall not (and shall not cause or permit any of its Affiliates to) amend, refile, withdraw or otherwise modify any Tax Return, claim, surrender, notice or consent in respect of Tax relating in whole or in part to Company and its Subsidiaries with respect to a Tax period or portions thereof ending on or before the Closing Date if, such action would adversely affect Company and/or its Subsidiaries after the Closing Date without the prior written consent of Acquiror, which consent may not be unreasonably withheld, conditioned or delayed.

(vii) Acquiror shall, and shall cause Company and its Subsidiaries to, prepare and provide to Seller in accordance with Company and its Subsidiaries’ past practice, a package of Tax information materials and financial information materials, including, without limitation, schedules and work papers, required by Seller to enable Seller to prepare and file (or merely prepare) and calculate a Tax provision for the purpose of closing the books and Seller’s financial statements and all Tax Returns required to be prepared and filed (or merely prepared) by it pursuant to Section 7.4(c)(i). Such materials shall be delivered to Seller at a time sufficient for Seller to meet its reporting requirements, which time will be communicated to Company and its Subsidiaries and to Acquiror no less than thirty (30) days in advance of the requested delivery date.

(viii) Acquiror shall, and shall cause Company and its Subsidiaries to, prepare and provide to Seller a LIFO calculation as of the Closing Date for inclusion in Seller’s Tax Returns, which LIFO calculation shall be prepared in accordance with Company’s and its Subsidiaries’ past practice (insofar as such past practices are in compliance with GAAP). The LIFO calculation shall be delivered to Seller at a time sufficient for Seller to meet their reporting requirements, which time will be communicated to Company and its Subsidiaries and to Acquiror no less than thirty (30) days in advance of the requested delivery date.

(f) Tax-Sharing Agreements. All Tax-sharing agreements or similar agreements with respect to or involving Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

(g) Transfer Taxes. All excise, sales, use, transfer, stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting from the transfer of the Shares pursuant to this Agreement (the “Transfer Taxes”) shall be borne by Acquiror. Notwithstanding anything contained in this Section 7.4 to the contrary, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and timely filed by the Party required by applicable Law to file such Tax Returns. Unless Seller or any of its Affiliates are legally required to file Tax Returns with respect to Transfer Taxes, Acquiror shall within thirty (30) Business Days following the Closing Date provide evidence satisfactory to Seller that any relevant Tax Returns with respect to Transfer Taxes other than those that Seller or any of its Affiliates are legally required to file have been duly and timely filed. If Seller or any of its Affiliates are legally required to file any Tax Return with respect to Transfer Taxes, Acquiror shall pay to Seller or any of its Affiliates, as applicable, at least two (2) Business Days prior to the due date for filing, the amount of any Transfer Taxes required to be paid in connection with such filing.

(h) Post-Closing Events. Except as otherwise required by Law, Acquiror shall not, and shall cause Company and its Subsidiaries not to, (A) take any action on the Closing Date with respect to Company or any of its Subsidiaries, other than actions in the ordinary course of business or actions that are specifically contemplated under this Agreement, (B) except as provided in Section 7.4(i), below, make any election or deemed election under Section 338 of the Code (or under any analogous or similar rules in any relevant tax jurisdiction) with respect to Company or any of its Subsidiaries or (C) make, change or revoke any Tax election, grant an extension of any applicable statute of limitations or take any action or enter into any transaction in each case with respect to Company or any of its Subsidiaries that could increase the amount of the entitlement of any Acquiror Indemnified Party to indemnification pursuant to Section 7.4(a) hereof.

(i) Code Section 338(h)(10) Elections. Acquiror and Seller shall join in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local or non-U.S. tax law) (collectively, the “Section 338(h)(10) Election”) with regard to the purchase and sale of the Shares in accordance with the provisions of this Section 7.4(i):

(i) As soon as practicable after the Closing Date, but in any event within ninety (90) days after the Closing Date, Acquiror shall prepare and deliver to Seller a properly completed IRS Forms 8023 for Company for Seller’s review and approval, which approval shall not be unreasonably conditioned, withheld or delayed. Promptly after Seller’s approval, Acquiror and Seller shall execute such IRS Form 8023 making the Section 338(h)(10) Election for Company, and Acquiror shall file such IRS Form 8023 with the IRS.

(ii) Acquiror and Seller shall allocate the Purchase Price (including any payment described in Section 7.4(i)(iv)) among the assets of Company in accordance with Sections 338 and 1060 of the Code, the Treasury Regulations, and any comparable provisions of Law, as appropriate, in the manner set out in Schedule 7.4(i) attached hereto, as updated for the period between the date of this Agreement and the Closing Date (the “Asset Allocation”). The Asset Allocation shall be used for purposes of determining the “aggregate deemed sales price” and “adjusted grossed-up basis” under the applicable Treasury Regulations and in reporting the deemed sale of assets of the Company in connection with the Section 338(h)(10) Election. Acquiror and Seller and their respective Affiliates hereby agree that they will report the Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Section 338(h)(10) Election and the Asset Allocation.

(iii) Acquiror and Seller shall timely prepare and file all Section 338 Forms required by Law to be filed by each to make the Section 338(h)(10) Election and shall provide each other with evidence that such filings have been made. For this purpose, “Section 338 Forms” shall mean all returns, documents, statements, and other forms that are required to be submitted to any Governmental Authority in connection with a Section 338(h)(10) Election, including, any “statement of Section 338 election” and IRS Forms 8023 and 8883 (together with any schedules or attachments thereto) that are required pursuant to the Treasury Regulations.

(iv) In the event the values of Company’s assets are finally determined in a Tax Audit or Action to be different than those reflected in the Asset Allocation (an “Allocation Determination”), Acquiror shall indemnify Seller and hold Seller harmless for, and shall pay to Seller, the Additional Amount (as defined below). The Additional Amount shall be calculated promptly after such Allocation Determination. Within five (5) days following the date that Seller reasonably determines that a Tax Audit or Action may ultimately result in an Allocation Determination, Seller shall provide written notice to Company and Acquiror of such Tax Audit or Action and the cooperation provisions of Section 7.4(e)(ii) shall apply with regard to Company’s participation in such Tax Audit or Action as if the resolution of such possible Allocation Determination relates to Company and/or its Subsidiaries and would adversely affect Company or any of its Subsidiaries after the Closing Date. Within five (5) days after an Allocation Determination, Seller shall deliver to Acquiror a statement certified by Seller’s chief financial officer, which shall set forth in reasonable detail Seller’s computation of the Additional Amount and the accuracy of such computation. For this purpose, the term

“Additional Amount” shall mean (A) the increase in federal and state income Taxes (including interest, fines, penalties or additions resulting from such income Taxes, but only to the extent actually assessed by an applicable Governmental Authority) of Seller or any Affiliate thereof (determined without taking into account any available federal and state tax attributes, including net operating losses, capital losses and tax credits) caused by such Allocation Determination, (B) grossed up in full for the increase in federal and state income Taxes (calculated in the manner provided in clause (A)) attributable to the payment of the Additional Amount. In the event Acquiror and Seller do not agree upon the Additional Amount within ten (10) days after delivery by Seller of the statement referred to in this clause (iv), either Party may refer any related dispute to the Auditor, for resolution using procedures substantially similar to those set forth in Section 2.6.

(j) Adjustments to Purchase Price. Except to the extent otherwise required by Law, Acquiror and Seller shall treat any indemnification payments made pursuant to this Agreement as adjustments to the Purchase Price for income or corporation Tax purposes.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS

8.1 Conditions to Obligations of Acquiror and Seller. The obligations of Acquiror and Seller to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) all waiting periods under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated; and

(b) no Governmental Order restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect.

8.2 Conditions to Obligations of Acquiror. The obligation of Acquiror to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) the representations and warranties of Seller and Company contained in this Agreement shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “material,” “materiality” or “Material Adverse Effect” included therein) as of the Closing, as if made anew at and as of that time (except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct at and as of such earlier date), except where the failure of such representations and warranties (other than the Fundamental Representations) to be so true and correct, individually or in the aggregate, does not constitute a Material Adverse Effect;

(b) the covenants of Company and Seller to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) Seller shall have delivered to Acquiror a certificate signed by an officer of each of Seller and Company, dated the Closing Date, certifying that the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied;

(d) Seller shall have delivered to Acquiror a statement that satisfies Acquiror’s obligations under Treas. Reg. §1.1445-2(b)(2);

(e) Seller shall have delivered to Acquiror releases and related documentation necessary to effectuate the full release of Company and each of its Subsidiaries from any liabilities or obligations constituting any Indebtedness, and the discharge of any Liens securing such Indebtedness; and

(f) all conditions to funding under the Debt Financing Commitment Letters shall have been satisfied or waived, and Acquiror shall have received all funds required for the consummation of the transactions contemplated by this Agreement, in each case on the terms set forth in the Debt Financing Commitment Letters.

8.3 Conditions to Obligations of Seller. The obligations of Seller to consummate, or cause to be consummated, the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Seller:

(a) the representations and warranties of Acquiror contained in this Agreement shall be true and correct in all material respects (except with respect to any representation or warranty qualified by materiality or Material Adverse Effect which must be true and correct in all respects) as of the Closing, as if made anew at and as of that time (except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct at and as of such earlier date);

(b) the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects; and

(c) Acquiror shall have delivered to Seller a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

ARTICLE IX

TERMINATION/EFFECTIVENESS

9.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned:

(a) by mutual written consent of Seller and Acquiror;

(b) by written notice to Seller from Acquiror if (i) the Closing has not occurred on or before the Termination Date unless Acquiror’s willful breach is the primary cause of the Closing not occurring on or before such date or (ii) the consummation of any of the transactions contemplated by this Agreement is permanently enjoined, prohibited or otherwise restrained by the terms of a Final Order (other than a temporary restraining order of a court of competent jurisdiction); or

(c) by written notice to Acquiror from Seller if (i) the Closing has not occurred on or before the Termination Date unless Seller’s willful breach is the primary cause of the Closing not occurring on or before such date or (ii) the consummation of any of the transactions contemplated by this Agreement is permanently enjoined, prohibited or otherwise restrained by the terms of a Final Order (other than a temporary restraining order of a court of competent jurisdiction).

9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall, subject to the last sentence of this Section 9.2, forthwith become void and have no effect, without any liability on the part of any Party or its respective Representatives, other than liability of Seller or Acquiror, as the case may be, for any willful breach of this Agreement occurring prior to such termination. Notwithstanding the foregoing, the provisions of this Section 9.2, ARTICLE XI and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE X

INDEMNIFICATION

10.1 Survival. Each representation, warranty, covenant and agreement contained herein will survive the Closing and continue in full force and effect until the date that is eighteen (18) months after the Closing Date; provided, however, that (a) any covenant contained in this Agreement shall survive and continue in full force and effect until such covenant is fully performed or observed in accordance with its terms; provided that notice of a claim pursuant to Sections 10.2(a)(iv) and (v) must be delivered to Seller prior to the three (3) year anniversary of the Closing Date, (b) any representation or warranty contained in (i) Section 3.1 (Seller’s Organization), Section 3.2 (Company’s Organization and Qualification), Section 3.3 (Due Authorization), Section 3.6 (Capitalization) and Section 3.20 (Brokers’ Fee) (the “Company Fundamental Representations”) and (ii) Section 4.1 (Organization), Section 4.2 (Due Authorization), Section 4.6 (Financing) and Section 4.7 (Brokers’ Fee) (the “Acquiror Fundamental Representations”) will survive the Closing indefinitely and continue in full force and effect, (c) any representation and warranty contained in Section 3.15 (Taxes) will survive the Closing and continue in full force and effect until sixty (60) days after the expiration of all applicable statute of limitations (including all periods of extension, whether automatic or permissive), (d) any representation and warranty contained in Section 3.19 (Environmental Matters) shall survive the Closing and continue in full force and effect until the five (5) year anniversary of the Closing Date and (e) if an Indemnified Party delivers to the Indemnifying Party, before expiration of the applicable survival period (the “Survival Expiration Date”), a notice alleging, in good faith, a breach of any representation, warranty, covenant or agreement and setting forth, in reasonable detail, the facts giving rise to such breach, then the applicable representation, warranty, covenant or agreement shall survive until, and only for purposes of, the resolution of the matter covered by such notice. No claim for indemnification for breach of any representation, warranty, covenant or agreement contained in this Agreement (other than any covenant that provides for performance following the Closing) may be asserted pursuant to this Agreement unless such claim is asserted in writing as provided above on or before the applicable Survival Expiration Date.

10.2 Indemnification.

(a) Subject to the other provisions of this ARTICLE X, from and after Closing, Seller shall indemnify and hold Acquiror and its shareholders, directors, officers, employees, Representatives and Affiliates (the “Acquiror Indemnified Parties”) harmless from and against any and all Losses incurred by any Acquiror Indemnified Party to the extent based upon, resulting from or arising out of:

(i) any breach of any representation or warranty of Seller or Company contained herein;

(ii) any failure to perform any covenant or agreement of Seller or Company contained herein;

(iii) any Indebtedness or Transaction Expenses of Company or any of its Subsidiaries;

(iv) any third party property or casualty loss to Company or any of its Subsidiaries, including but not limited to any claims for third party bodily injury, personal injury or property damage (other than (1) any workers compensation claims which are specifically contemplated in Section 10.2(a)(v) and (2) damage to property of Company or any Subsidiary), that is based upon, results from, or arises out of any event that occurs prior to Closing;

(v) any claim for workers compensation, that is based upon, results from, or arises out of any event that occurs prior to Closing, but excluding any claim for workers compensation that is covered by an insurance policy issued to Acquiror or Company at or after Closing;

(vi) any Asbestos Claim;

(vii) any Action set forth on Schedule 10.2(a)(vii) and any Actions or appeals arising from the facts related thereto;

(viii) any liabilities or obligations of Company or any of its Subsidiaries directly arising from the sale of Dexter Chassis Group, Inc.; and

(ix) the ownership of the real property located at 1 Municipal Drive, Carrolton, Missouri and the real property located at 222 Collins, Elkhart, Indiana, the operation of any facilities located on each such property and the transfer of ownership of such real property to another Person.

(b) Subject to the other provisions of this ARTICLE X, from and after Closing, Acquiror shall indemnify and hold Seller and its shareholders, directors, officers, employees, Representatives and Affiliates (the “Seller Indemnified Parties”) harmless from and against any and all Losses incurred by any Seller Indemnified Party to the extent based upon, resulting from or arising out of any breach of any representation, warranty, covenant or agreement of Acquiror contained herein.

10.3 Indemnification Procedures.

(a) A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice, provided to the Party from whom indemnification is sought or, in the case of a claim for indemnification pursuant to Section 10.2(a), by written notice to Seller.

(b) In the event that any legal proceedings are instituted or any claim or demand is asserted by any third party in respect of which payment may be sought under Section 10.2 (any such third-party claim, a “Third-Party Claim”), the Indemnified Party shall promptly cause written notice of the assertion of any Third-Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnifying Party. The failure of the Indemnified Party to give reasonably prompt notice of any Third-Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is prejudiced as a result of such failure. The Indemnifying Party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party (it being understood that no Acquiror Indemnified Party shall object to Morrison & Foerster LLP as Seller’s choice of counsel with respect to any such matter), and to assume the defense and control the settlement of any such Third-Party Claim which relates to any Losses indemnified against hereunder; provided that such right shall not exist if the Third-Party Claim (A) seeks an injunction or other equitable remedies in respect of the Indemnified Party or (B) may result in Losses which, in the good faith determination of the Indemnified Party, if taken with other Losses relating to then-existing indemnifiable claims, would not be fully indemnified hereunder; and provided, further, that the Indemnified Party shall be entitled to assume control of such defense and the settlement thereof at the cost and expense of the Indemnifying Party if the Indemnifying Party failed or is failing to defend such Third-Party Claim. If the Indemnifying Party has assumed such defense, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the Indemnifying Party shall not be liable for any legal expenses incurred by any Indemnified Party in connection with the defense of such Third-Party Claim while the Indemnifying Party is controlling such defense. The Parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third-Party Claim and, if preservation of attorney-client privilege may reasonably be at risk, to maintain a joint defense (in a manner that will preserve for all Indemnified Parties and Indemnifying Parties any attorney-client privilege with respect thereto). If the Indemnifying Party shall assume the defense of any Third-Party Claim, the Indemnifying Party shall not be entitled to settle or compromise such Third-Party Claim without the prior written consent of the Indemnified Party unless the settlement includes a complete release of the Indemnified Party with respect to the Third-Party Claim and provides that any amount to be paid shall be fully indemnified by the Indemnifying Party. No Indemnified Party may settle or compromise, admit any liability, or permit a default or consent to the entry of any judgment with respect to any Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

10.4 Limitations on Indemnification.

(a) Notwithstanding the provisions of this ARTICLE X, (i) no Acquiror Indemnified Party shall be entitled to indemnification pursuant to Section 10.2(a)(i) unless and until the amount of Losses incurred by such Acquiror Indemnified Party that are the subject of a claim (or any series of related claims) exceeds $50,000 (the “De Minimus Amount”) and such Acquiror Indemnified Party shall only be entitled to indemnification pursuant to Section 10.2(a)(i) to the extent the aggregate amount of all Losses incurred by all Acquiror Indemnified Parties for which such Acquiror Indemnified Parties are entitled to indemnification pursuant to Section 10.2(a)(i) exceeds $3,550,000 (the “Indemnification Deductible”), and then only to the extent of such excess, (ii) in no event shall the aggregate amount to be paid as indemnification pursuant to Section 10.2(a)(i), (iv), (v) and (vii) exceed $35,500,000 (the “Cap”). Seller’s aggregate liability under this ARTICLE X shall not exceed the Purchase Price.

(b) Notwithstanding the provisions of Section 10.4(a), (i) the De Minimus Amount and the Indemnification Deductible shall not apply with respect to Losses relating to breaches of the representations and warranties set forth in Company Fundamental Representations or Section 3.15 (Taxes); (ii) the Cap shall not apply with respect to Losses relating to indemnification pursuant to Section 7.4(a), Section 10.2(a)(ii), (iii), (vi), (viii) or (ix) or to breaches of the representations and warranties set forth in Company Fundamental Representations or Section 3.15 (Taxes); (iii) no Acquiror Indemnified Party shall be entitled to indemnification pursuant to Section 10.2(a)(iv) or (vii) unless and until the amount of Losses incurred by such Acquiror Indemnified Party that are the subject of a claim (or any series of related claims) exceeds $250,000, and then only to the extent of such excess; (iv) no Acquiror Indemnified Party shall be entitled to indemnification pursuant to Section 10.2(a)(v) unless and until the amount of Losses incurred by such Acquiror Indemnified Party that are the subject of a claim (or any series of related claims) exceeds an amount equal to the sum of (1) the reserve for the applicable workers compensation claim set forth on Schedule 10.4(b), to the extent such reserve is reflected in Final Net Working Capital plus (2) $250,000, and then only to the extent of such excess; (v) no Acquiror Indemnified Party shall be entitled to indemnification pursuant to Section 10.2(a)(vi) until the aggregate amount of Losses incurred by the Acquiror Indemnified Parties that are indemnifiable pursuant to Section 10.2(a)(vi) exceeds $500,000, and then only to the extent of such excess; and (vi) with respect to any claim pursuant to Section 10.2(a)(iv) that is covered by a Seller Insurance Policy, Seller’s indemnification obligation with respect to such claim shall not exceed the amount of the deductible applicable to such claim under the related Seller Insurance Policy.

(c) Notwithstanding the provisions of this ARTICLE X, (i) no Seller Indemnified Party shall be entitled to indemnification pursuant to Section 10.2(b) unless and until the amount of Losses incurred by such Seller Indemnified Party that are the subject of such claim exceeds the De Minimus Amount and such Seller Indemnified Party shall only be entitled to indemnification to the extent the aggregate amount of all Losses incurred by all Seller Indemnified Parties for which such Seller Indemnified Parties are entitled to indemnification pursuant to Section 10.2(b) exceeds the Indemnification Deductible, and then only to the extent of such excess and (ii) in no event shall the aggregate amount to be paid as indemnification pursuant to Section 10.2(b) exceed the Cap; provided that the De Minimus Amount, the Indemnification Deductible and the Cap shall not apply with respect to Losses relating to indemnification pursuant to Section 7.4(i) or to breaches of the Acquiror Fundamental Representations. Acquiror’s aggregate liability under this ARTICLE X shall not exceed the Purchase Price.

(d) For purposes of determining whether a breach of any of the representations or warranties of Seller or Company has occurred and, if so, for purposes of calculating the amount of Losses relating to any breach of any of the representations or warranties, the representations and warranties in this Agreement, except for Section 3.7 (Financial Statements) and Section 3.9 (Absence of Certain Changes or Events), shall be read without giving effect to any qualifications or limitations as to “material,” “materiality,” and “Material Adverse Effect” contained in any such representations and warranties.

(e) No Indemnified Party will be entitled to indemnification to the extent of any Losses that a court of competent jurisdiction has determined by final judgment to have resulted from the bad faith, gross negligence or willful misconduct of the party seeking indemnification (provided that the bad faith, gross negligence or willful misconduct of Seller, Company or any of its Subsidiaries prior to the Closing shall not affect Acquiror Indemnified Parties’ indemnification rights).

(f) Notwithstanding any other provision of this Agreement to the contrary, no Acquiror Indemnified Party shall be entitled to indemnification under this ARTICLE X for (i) any Losses to the extent such Losses are reflected in the Closing Date Working Capital Statement or (ii) punitive, consequential, indirect, incidental or special damages, except to the extent any such damages are received by a third party from an Indemnified Party.

(g) In determining the amount of any Losses for which the Indemnified Parties are entitled to assert a claim for indemnification, the amount of any such Losses will be determined after deducting therefrom (i) the value of any Tax benefit or Relief actually realized by any such Indemnified Parties arising out of or in connection with the incurrence of the Losses for which indemnity is sought, (ii) the amount of any insurance proceeds from a third-party insurer actually received by such Indemnified Parties in respect of such Losses, in each case net of costs and expenses incurred by such Indemnified Parties or their Affiliates (including any increase in premium resulting therefrom) and (iii) any other amounts actually received from a third party pursuant to indemnification, contribution or otherwise in respect of any Losses. All Indemnified Parties shall use commercially reasonable efforts to mitigate all Losses for which such Indemnified Parties are entitled or may be entitled to indemnification under this ARTICLE X. In the event that any insurance proceeds, Tax benefits, Relief or other amounts from any third party are actually recovered or realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, Tax benefits, Relief or other amounts relate, a portion of such indemnification payment equal to the amounts so recovered or realized shall promptly be refunded to the Indemnifying Party.

(h) No Indemnified Party shall be entitled to recover any amount relating to any matter arising under one provision of this Agreement to the extent such Indemnified Party (or other Acquiror Indemnified Parties in the event of an Acquiror Indemnified Party, or other Seller Indemnified Parties in the event of a Seller Indemnified Party) had already recovered such amount with respect to such matter pursuant to that or other provisions of this Agreement.

(i) Notwithstanding any other provision of this Agreement to the contrary, no Acquiror Indemnified Party shall be entitled to indemnification under this ARTICLE X in respect of any Losses which occur or are increased as a result of the entry into force of, or any change in, after the Closing Date, any Law or any practice of any Governmental Authority (including any increase in the Tax rates or any new Tax or any withdrawal of Relief), even if such entry into force or change has retroactive effect.

10.5 Indemnification Sole and Exclusive Remedy. Except in the case of the actual fraud of Seller, Company or Acquiror, from and after the Closing, the indemnification provided in Section 7.4(a), Section 7.4(i) or this ARTICLE X shall be the sole and exclusive remedy for any Losses under this Agreement; provided that the foregoing shall not affect the right of any Party to seek specific performance or other remedies permitted under this Agreement. Each of the Parties agrees that, to the fullest extent permitted by applicable Law and except in the case of the actual fraud of Seller, Company or Acquiror, it may seek recourse under this Agreement only against the other Party, and each Party’s respective Representatives and Affiliates shall not have any personal liability or responsibility whatsoever to the Indemnified Party on any basis (including in contract or tort, under federal or state securities laws or otherwise). Except in the case of the actual fraud of Seller, Company or Acquiror, each Party hereby releases the other Party’s and its Affiliates’ respective Affiliates, Representatives, from any such liability or responsibility.

10.6 Insurance. Only with regard to Asbestos Claims and subject to the other terms and conditions set forth in this Article X:

(a) The indemnification obligations under this Agreement are “net-of-insurance.” The Parties acknowledge that the indemnification provisions hereof do not relieve any insurer that would otherwise be obligated to pay any claim and that all insurer obligations take precedence over and operate in the first instance to respond to indemnified claims where appropriate. Notwithstanding the foregoing, Seller must first satisfy any indemnification obligation to the Acquiror Indemnified Parties pending any insurance recoveries, should any insurer fail or refuse promptly to respond fully to any such indemnified claim that is also covered by insurance.

(b) The Parties recognize that most, if not all, insurance coverage litigation would need to be pursued in the name of Acquiror. Acquiror, or predecessor companies or divisions, shall serve as plaintiff in pursuing the insurance coverage litigation, and shall cooperate in its pursuit. If such litigation results in a monetary judgment payable, and paid, to Acquiror or predecessor companies or divisions, the payment shall be endorsed or otherwise assigned to Seller within five (5) days of receipt; provided that Seller has fully complied with any outstanding indemnification request.

(c) The Parties agree that they will not, without the written approval of the other, initiate (or, if initiated, amend) any insurance coverage litigation or pursuit of any insurance settlement, or defend insurance coverage litigation initiated by an insurer, in each case, that either (i) seeks coverage (or, in the case of insurance coverage litigation initiated by an insurer, denial of coverage) for a claim as to which Acquiror is entitled to, or asserts entitlement to, indemnification from Seller or (ii) that directly puts at issue any of the insurance policies for which both Seller and Acquiror asserts rights.

ARTICLE XI

MISCELLANEOUS

11.1 Waiver. Except as expressly provided in Section 6.4, any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same individuals) as this Agreement.

11.2 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) five (5) days after posting in the United States of America mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by facsimile and promptly confirmed by delivery in person, post or delivery service as aforesaid, in each case, with postage prepaid, addressed as follows:

If to Acquiror, to:

Dexter Axle Holding Company

c/o The Sterling Group, L.P.

Nine Greenway Plaza

Suite 2400

Houston, TX 77046

Attention: Kevin Garland

                  Francis Carr

Facsimile No.: (713) 877-1824

with a copy (which shall not constitute notice) to:

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, TX 77002

Attention: Cle Dade

Facsimile No.: (713) 222-3243

If to Seller, to:

Tomkins Industries, Inc.

1551 Wewatta Street

Denver, CO 80202

Attention: Thomas C. Reeve

Facsimile No.: (303) 744-4500

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

370 Seventeenth Street, Suite 5200

Denver, CO 80202

Attention: Hendrik F. Jordaan

Facsimile No.: (303) 592-1510

or to such other address or addresses as the Parties may from time to time designate in writing.

11.3 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party; provided, however, that no such consent will be required for an assignment by Acquiror to its parent, if any, or to any wholly-owned Subsidiaries of its parent and, without the consent of any other party hereto, Acquiror may pledge, grant a security interest in or assign as collateral all or any portion of its interest in, or rights under, this Agreement to any one or more financial institutions or Persons providing financing to Acquiror and that upon foreclosure or sale or deed in lieu of foreclosure by or to any such financial institutions or Person, the rights of Acquiror hereunder may be assigned to any such financial institutions or any purchaser upon such foreclosure or sale or deed in lieu of foreclosure; provided, further, that any such permitted assignee agrees in writing to be bound by all of the terms and conditions contained herein relating to such rights or obligations assigned, but no such assignment shall relieve Acquiror of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

11.4 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any rights or remedies under or by reason of this Agreement; provided, however, that (a) notwithstanding the foregoing, in the event the Closing occurs, the past, present and future officers, directors and employees of Company and its Subsidiaries (and their successors, heirs and representatives) shall be intended third-party beneficiaries of, and shall be entitled to the protections of Section 6.1 and Section 6.2, as applicable, (b) Pre-Closing Counsel shall be intended third-party beneficiaries of Section 6.4 and (c) the sources of the Debt Financing shall be considered third-party beneficiaries with respect to this Section 11.4, Section 11.6 and Section 11.13, and neither such section shall be amended, waived or modified without the prior written consent of the sources of the Debt Financing. No party to this Agreement may assert any claim against any past, present or future director, officer, employee, stockholder, partner, Affiliate, agent, attorney, advisor or representative of any party to this Agreement or any Affiliate of any of the foregoing under this Agreement or in connection with the transactions contemplated by this Agreement unless such Person is also a party to this Agreement. Neither the debt financing sources under the Debt Financing Commitment Letters nor any of their respective directors, officers, employees, members, partners, stockholders, Affiliates, Representatives, and successors and assigns (collectively, the “Debt Financing Sources”) shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith.

11.5 Expenses. Subject to Section 2.6 and Section 7.2, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

11.6 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the Laws of the State of Delaware, without regard to the conflict of law principles or rules that would result in the application of any Law other than the Law of the State of Delaware.

11.7 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or as a pdf or similar attachment to an electronic communication shall have the same effect as delivery of a manually executed counterpart to this Agreement.

11.8 Schedules and Exhibits. The Schedules and Exhibits referenced in this Agreement are a part of this Agreement as if fully set forth herein. Any disclosure made by a party in the Schedules that a reasonable buyer would infer, based on the location and content of such disclosure, qualifies another Schedule shall be deemed to be a disclosure with respect to such other Schedule to which such disclosure reasonably relates. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality. No disclosure in the Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

11.9 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and that certain Confidentiality Agreement, dated as of June 11, 2012, between Tomkins Industries, Inc. and The Sterling Group, L.P. (the “Confidentiality Agreement”) constitute the entire agreement among the Parties relating to the transactions contemplated by this Agreement and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated by this Agreement. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between any of the Parties except as expressly set forth in this Agreement and the Confidentiality Agreement. The Confidentiality Agreement shall terminate effective as of Closing.

11.10 Amendments. This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed by each Party in the same manner (but not necessarily by the same individuals) as this Agreement and that makes reference to this Agreement.

11.11 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Acquiror and Seller, which approval shall not be unreasonably withheld by any Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by Law or stock market rule; provided, further, however, that each party may disclose to its current and prospective banks, shareholders, partners, investors and advisors the name of the other party, the date of the transaction, the price and the key terms under this Agreement.

11.12 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid, legal and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid, illegal or unenforceable with a valid, legal and enforceable provision giving effect to the intent of the Parties.

11.13 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated by this Agreement. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against lenders party to the Debt Financing Commitment Letters and the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof) and that the provisions of Section 11.13(b) below regarding a waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

11.14 Affiliate Liability. Other than expressly provided in this Agreement with respect to Seller and except in the case of the actual fraud of Seller or Company, no Company Releasee shall have any personal liability or personal obligation to Acquiror of any nature whatsoever in connection with or under this Agreement, and Acquiror hereby waives and releases all claims of any such liability and obligation.

11.15 ACQUIROR ACKNOWLEDGMENT. ACQUIROR IS KNOWLEDGEABLE ABOUT THE BUSINESS ENGAGED IN BY COMPANY AND ITS SUBSIDIARIES AND ABOUT THE USUAL AND CUSTOMARY PRACTICES OF COMPANIES ENGAGED IN BUSINESSES SIMILAR TO SUCH BUSINESS. ACQUIROR ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF COMPANY AND SELLER TO ACQUIROR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND THERE ARE NO OTHER REPRESENTATIONS, WARRANTIES, COVENANTS, UNDERSTANDINGS OR AGREEMENTS BETWEEN THE PARTIES, ORAL OR WRITTEN EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III, ACQUIROR DISCLAIMS RELIANCE ON ANY REPRESENTATIONS OR WARRANTIES,

EITHER EXPRESS OR IMPLIED, BY OR ON BEHALF OF SELLER, COMPANY OR ANY OF ITS SUBSIDIARIES OR THEIR AFFILIATES OR REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III, ACQUIROR ACKNOWLEDGES AND AGREES THAT (A) NONE OF SELLER, COMPANY, OFFICERS OF COMPANY AND SELLER, DIRECTORS OF COMPANY AND SELLER OR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING SELLER, COMPANY AND ITS SUBSIDIARIES FURNISHED OR MADE AVAILABLE TO PURCHASER AND ITS REPRESENTATIVES AND (B) NONE OF SELLER, COMPANY, OFFICERS OF COMPANY, DIRECTORS OF COMPANY OR SELLER OR ANY OTHER PERSON SHALL HAVE OR BE SUBJECT TO ANY LIABILITY TO ACQUIROR OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO ACQUIROR, OR ACQUIROR’S USE OF, ANY SUCH INFORMATION PREPARED BY CREDIT SUISSE SECURITIES LLC OR FIDUS PARTNERS AND ANY INFORMATION, DOCUMENTS, PRO FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS, OTHER FORWARD-LOOKING STATEMENTS OR ANY OTHER MATERIAL MADE AVAILABLE TO ACQUIROR IN ANY “DATA ROOMS,” MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

11.16 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, in addition to any other remedy to which any Party is entitled at law or in equity, without any obligation to post a bond or other security. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law. Notwithstanding the foregoing, it is explicitly agreed that Seller shall be entitled to seek specific performance to cause Acquiror to consummate the Transactions only in the event that (i) all of the conditions set forth in Sections 8.1 and 8.2 have been satisfied (except for the deliveries set forth in Sections 8.2(c) and 8.2(d), which shall have been capable of being delivered on the date the Closing should have occurred pursuant to Section 2.3), (ii) the Financing provided for by the Commitment Letters (as it may be amended, modified or waived pursuant to Section 7.3) (or, if alternative financing is being used in accordance with Section 7.3, pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing and (iii) Seller has irrevocably confirmed that if specific performance is granted and the Financing is funded, then the Closing pursuant to ARTICLE II will occur. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by either Party, each of whom, subject to Section 9.2 and Section 10.5, expressly reserves any and all rights and remedies available to it at law or in equity in the event of any breach or default by the other Parties under this Agreement prior to the Closing.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed and delivered as of the date first above written.

TOMKINS INDUSTRIES, INC.

By:	/s/ Gary Castro
Name: Gary Castro
Title: Authorized Representative

DEXTER AXLE COMPANY

By:	/s/ Gary Castro
Name: Gary Castro
Title: Authorized Representative

DEXTER AXLE ACQUIROR COMPANY

By:	/s/ Francis Carr
Name: Francis Carr
Title: Vice President

[Signature Page to Stock Purchase Agreement]

EXHIBIT 2.6

NET WORKING CAPITAL

See attached.